================================================================================

                            ASSET PURCHASE AGREEMENT

                                  by and among

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES,

                            WHITECO INDUSTRIES, INC.

                                      and

                          METRO MANAGEMENT ASSOCIATES

                             Dated: August 30, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I.  DEFINITIONS ..............................................      1

      1.1.  Defined Terms ............................................      1
      1.2.  Other Defined Terms ......................................      9

ARTICLE II. PURCHASE AND SALE OF ASSETS ..............................     11

      2.1.  Transfer of Assets .......................................     11
      2.2.  Assumption of Liabilities ................................     12
      2.3.  Purchase Price ...........................................     12
      2.4.  Calculation of the Purchase Price ........................     13
      2.5.  Final Adjustment .........................................     13
      2.6.  Disputed Final Adjustment Amount .........................     14
      2.7.  Resolution of Disputed Final Adjustment Amount ...........     14
      2.8.  Closing Costs; Transfer Taxes and Fees ...................     14

ARTICLE III. CLOSING .................................................     15

      3.1.  Closing ..................................................     15
      3.2.  Conveyances at Closing ...................................     15

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER .................     16

      4.1.  Organization of Seller and Partnership ...................     16
      4.2.  Authorization ............................................     16
      4.3.  Absence of Certain Changes or Events .....................     17
      4.4.  Warranted Assets .........................................     17
      4.5.  Owned Real Property ......................................     18
      4.6.  Contracts ................................................     19
      4.7.  No Conflict or Violation .................................     20
      4.8.  Consents and Approvals ...................................     21
      4.9.  Financial Statements .....................................     21
      4.10. Projections ..............................................     21
      4.11. Books and Records ........................................     21
      4.12. Litigation ...............................................     22
      4.13. Labor Matters ............................................     22
      4.14. Compliance with Law ......................................     22
      4.15. No Brokers ...............................................     23
      4.16. No Other Agreements to Sell the Assets ...................     23
      4.17. Proprietary Rights .......................................     23
      4.18. Employee Benefit Plans ...................................     24
      4.19. Tax Matters ..............................................     27
      4.20. Customers ................................................     27
      4.21. Environmental Matters ....................................     27



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



                                                                             Page
                                                                             ----
       4.22. Intracompany Transactions ....................................   28
       4.23. Third Party Asset Purchase Agreements ........................   28
       4.24. Condition of Property ........................................   28

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF BUYER ......................   28

       5.1.  Organization of Buyer ........................................   28
       5.2.  Authorization ................................................   28
       5.3.  No Conflict or Violation .....................................   29
       5.4.  Consents and Approvals .......................................   29
       5.5.  Broker and Finders ...........................................   29
       5.6.  Litigation and Proceedings ...................................   29
       5.7.  Financial Ability ............................................   29
       5.8.  Compliance with Law ..........................................   30

ARTICLE VI.  COVENANTS OF SELLER, PARTNERSHIP AND BUYER ...................   30

       6.1.  Further Assurances ...........................................   30
       6.2.  No Solicitation ..............................................   31
       6.3.  Notification of Certain Matters ..............................   31
       6.4.  Access to Information ........................................   31
       6.5.  Conduct of Business ..........................................   34
       6.6.  Employee Matters .............................................   35
       6.7.  Services .....................................................   36
       6.8.  No Business Employee Solicitation ............................   37
       6.9.  Third Party Asset Purchase Agreements ........................   37
       6.10. HSR Act Filing ...............................................   38
       6.11. Excluded Real Property .......................................   38
       6.12. Profile Systems ..............................................   38

ARTICLE VII. CONDITIONS TO SELLER'S AND PARTNERSHIP'S OBLIGATIONS .........   38

       7.1.  No Proceedings, Litigation or Laws ...........................   39
       7.2.  Opinion of Counsel ...........................................   39
       7.3.  Certificates .................................................   39
       7.4.  Corporate Documents ..........................................   39
       7.5.  HSR Act ......................................................   39
       7.6.  Ancillary Agreements .........................................   39

  ARTICLE VIII. CONDITIONS TO BUYER'S OBLIGATIONS ........................    39

       8.1.  No Proceedings or Litigation .................................   40
       8.2.  Opinion of Counsel ...........................................   40
       8.3.  Certificates .................................................   40
       8.4.  Corporate Documents ..........................................   40
       8.5.  HSR Act ......................................................   40
       8.6.  Ancillary Agreements .........................................   40

                                                                                         Page
                                                                                         ----
        8.7.  Nonforeign Affidavit ..................................................     40
        8.8.  Conduct of Business ...................................................     41

ARTICLE IX. RISK OF LOSS; CONSENTS TO ASSIGNMENT ....................................     41

        9.1.  Damage or Destruction of Assets Prior to Closing ......................     41
        9.2.  Elimination of Some Signage Structures from Transfer;
              Corresponding Reduction of Purchase Price and Other Amendments ........     41
        9.3.  Consents to Assignment ................................................     42

ARTICLE X. ACTIONS BY BUYER, SELLER AND PARTNERSHIP AFTER THE CLOSING ...............     43

       10.1.  Further Actions .......................................................     43
       10.2.  Survival of Representations, Etc. .....................................     43
       10.3.  Books and Records .....................................................     43
       10.4.  Indemnification .......................................................     44
       10.5.  Bulk Sales ............................................................     46
       10.6.  Taxes and Asset Allocation ............................................     46
       10.7.  Covenant Not To Compete ...............................................     47
       10.8.  Confidentiality .......................................................     47
       10.9.  Use of Name ...........................................................     48
       10.10. Maintenance of Net Worth ..............................................     48

ARTICLE XI. MISCELLANEOUS ...........................................................     48

       11.1.  Termination ...........................................................     48
       11.2.  Liquidated Damages ....................................................     49
       11.3.  Specific Performance ..................................................     50
       11.4.  Representations and Warranties Relating to the Signage Properties
              and Disclosures Thereof ...............................................     50
       11.5.  Assignment ............................................................     50
       11.6.  Notices ...............................................................     50
       11.7.  Choice of Law .........................................................     52
       11.8.  Amendments and Waivers ................................................     52
       11.9.  Multiple Counterparts .................................................     52
       11.10. Expenses ..............................................................     52
       11.11. Invalidity ............................................................     53
       11.12. Titles ................................................................     53
       11.13. Publicity .............................................................     53
       11.14. Arbitration ...........................................................     53
       11.15. Knowledge .............................................................     53

                                   SCHEDULES

Schedule
--------
1.1(a)                Acquired Real Property
1.1(b)                Assets of the Partnership
1.1(c)                Capital Expenditures Amount
1.1(d)                Excluded Real Property
1.1(e)                Retained Assets
4.3                   Absence of Certain Changes or Events
4.5                   Owned Real Property
4.5.1                 Ground Leases
4.5(e)                Improvements, Fixtures and Equipment
4.5(f)                Special Assessments
4.6                   Contracts
4.6(b)                Absence of Breaches or Defaults
4.7                   Conflicts or Violations
4.8                   Consents and Approvals
4.9                   Business Statements
4.10                  Projections
4.12                  Litigation
4.13                  Labor Matters
4.14                  Compliance with Laws
4.16                  Agreements to Sell the Assets
4.17                  Proprietary Rights
4.18(b)               Employee Benefit Plans
4.18(c)               Exceptions as to Employee Benefit Plans
4.20                  Industry Customer Groups
4.21                  Environmental Matters
4.22                  Intracompany Transactions
4.23                  Third Party Asset Purchase Agreements
4.24                  Condition of Warranted Assets Other Than Signage
                      Property
6.1                   Further Assurances
6.5                   Conduct of Business
6.7                   Services

                                    EXHIBITS

Exhibits
--------
2.4                   Business Financial Statement Accounting Conventions
A                     Headquarters Sublease Agreement
B                     Data Processing Agreement
C                     Monitoring Systems Agreement
D                     Telephone Services Agreement
E                     Future Use Rights Agreement
F                     Section 6.6 Agreement
G                     Terms of Severance Agreements
H-1                   Opinion of Latham & Watkins
H-2                   Opinion of Chadbourne & Parke LLP
I                     Projected Pro Forma Net Sign Revenues
                      and EBITDA by Operating Region for 1998

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT, dated as of August 30, 1998, is by and among CHANCELLOR MEDIA CORPORATION OF LOS ANGELES, a Delaware corporation ("Buyer"), WHITECO INDUSTRIES, INC., a Nebraska corporation ("Seller") and METRO MANAGEMENT ASSOCIATES, an Indiana general partnership ("Partnership").

                                    RECITALS

          A. Seller owns and operates an outdoor advertising business and certain related assets and the Partnership owns certain assets which Seller operates as part of Seller's outdoor advertising business.

          B. Buyer desires to purchase and assume from Seller and Partnership, and Seller and Partnership desire to sell and transfer to Buyer, substantially all of the assets of Seller and the assets of Partnership as set forth on
Schedule 1.1(b) primarily relating to the Business (as defined below), all as more specifically set forth in this Agreement, upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT

          NOW THEREFORE, in consideration of the premises and mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     1.1. Defined Terms.

          As used herein and on the attached exhibits and Disclosure Schedule, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Acquired Real Property" shall mean the parcels of land described on
Schedule 1.1(a) which are the subject of purchase agreements between Seller and the parties listed on Schedule 1.1(a), and any additional parcels of land that become the subject of purchase agreements between Seller and a third party which are approved by Buyer that Buyer agrees with Seller to be treated as if set forth on Schedule 1.1(a).

          "Acquired Real Property Payment Amount" shall mean the aggregate amount of purchase price paid by Seller, as approved by Buyer, and aggregate out-of-pocket cost incurred by Seller in connection with the acquisitions of Acquired Real Property.

          "Advertising Contracts" shall mean all of Seller's and Partnership's interest in Contracts, including all records and correspondence with respect thereto, for advertising relating to the use of the Signage Structures and for outdoor advertising structures not owned by Seller or the Partnership by the customers and clients of Seller.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person, where the term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital or the right or power in fact to direct the management of such Person.

          "Ancillary Agreements" shall mean the Headquarters Sublease Agreement, Data Processing Agreement, Monitoring Systems Agreement, Telephone Services Agreement, Future Use Rights Agreements and Section 6.6 Agreement in the forms attached hereto as Exhibits A, B, C, D, E and F, respectively.

          "Books and Records" shall mean, to the extent they are primarily used or held for use in, or pertaining to, the Business or relate primarily to the Business (a) all records and lists of Seller and Partnership, (b) all records and lists of Seller and Partnership pertaining to the customers, business prospects, business relationships, suppliers or personnel of Seller and Partnership, (c) all product, business and marketing plans of Seller and Partnership and (d) all books, files, reports, plans, drawings and operating records of every kind maintained by Seller and Partnership, but excluding the originals of Seller's minute books and stock books, Partnership's partnership records and Seller's and Partnership's tax returns.

          "Business" shall mean (a) the outdoor advertising business and related assets of Seller in the United States, broadly described, and wherever located, including all tangible and intangible assets used therein and (b) the assets of the Partnership in the United States set forth on Schedule 1.1(b).

          "Business Interim Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Buyer" shall have the meaning set forth in the preamble.

          "Capital Expenditures Amount" shall mean the difference (if any) between (a) the actual amount of capital expenditures (including deposits made on triwaves) and construction in progress for new build signs during the portion of the calendar year 1998 prior to the Closing Date and triwaves existing on the Closing Date and (b) the amount of 1998 budgeted capital expenditures (which includes anticipated construction in progress and deposits made on triwaves) through the Closing Date for new build signs and triwaves, as provided on
Schedule 1.1(c), and as calculated on a pro rata basis for any incomplete quarter. The Capital Expenditures Amount shall be deemed to be positive if (a) exceeds (b), and shall be deemed to be negative if (b) exceeds (a). Amounts of Third Party Asset Purchase Expenditures shall not constitute a Capital Expenditure Amount. Amounts expended by Seller for additional construction on locations acquired under Third Party Asset Purchase Agreements to the extent approved by Buyer, shall be deemed Third Party Asset Purchase Expenditure Amounts.

          "Business Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Buyer" shall have the meaning set forth in the preamble.

          "Closing Balance Sheet Net Working Capital" shall mean the difference between the current assets and current liabilities of the Business reflected on the Closing Balance Sheet.

          "Closing Date" shall mean (i) the date which is ten (10) business days after the date on which all conditions set forth in Articles VII and VIII have been satisfied or waived, or (ii) such other date as Buyer and Seller shall mutually agree upon.

          "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated July 10, 1997 [sic] [1998], by and among Chancellor Media Corporation and Seller.

          "Contracts" shall mean all written or binding contracts, leases, licenses, commitments and agreements relating to the Business to which Seller or Partnership is a party or is bound other than Signage Occupancy Rights and Signage Permits. For the avoidance of doubt, the term Contracts shall not include any contracts, leases, licenses, commitments and agreements that do not relate to the Business.

          "Data Processing Agreement" shall mean that certain Data Processing Agreement between Buyer and Seller, dated as of the date hereof, in the form attached hereto as Exhibit B.

          "Disclosure Schedule" shall mean the schedule attached hereto which contains the General Disclosure Statement and which sets forth certain exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule contained in the Disclosure Schedule and each numbered Schedule shall be deemed to incorporate the General Disclosure Statement and each other numbered Schedule.

          "EBITDA" shall mean, with respect to any Person for any period, earnings before deductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles consistently applied.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Laws" shall mean all federal, state, local or foreign laws, statutes, ordinances, regulations, requirements, rules, judgments, policies, plans, decrees or orders which (i) regulate or relate to the protection or clean-up of the environment, the Handling of Substances, the preservation or protection of surface water, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including, without limitation, protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, or any other similar federal, state or local law of similar effect, each as amended.

          "Environmental Liabilities for Facilities Real Property" shall mean any and all liabilities, damages and losses and reasonable costs and expenses, in each case only to the extent required or imposed under or resulting from rights or claims related to applicable Environmental Law, arising from any Facilities Environmental Matters, including, without limitation, reasonable costs of investigation, cleanup, removal, remedial, corrective or response action, the reasonable costs associated with posting financial assurances for the completion of investigation, cleanup, removal, remedial, corrective or response actions, reasonable attorney's fees, the preparation of any closure or other necessary or required plans or analyses, or other necessary reports or analyses submitted to or prepared for regulating agencies.

          "Excluded Liabilities" shall mean the following liabilities and obligations of Seller or Partnership except to the extent (i) the amount of such liabilities is set forth in the Closing Balance Sheet Net Working Capital on the Final Balance Sheet or (ii) that Buyer has specifically assumed or agreed to assume responsibility for in this Agreement or any other written instrument:

          (a) all claims by and obligations owing to third parties relating to
     (a) events occurring prior to the Closing and (b) the period prior to the Closing attributable to a condition existing on or prior to the Closing Date;

          (b) all liabilities and obligations for fees and expenses incurred by or on behalf of Seller or Partnership in connection with the transactions contemplated by this Agreement;

          (c) all liabilities and obligations arising out of or relating to the Retained Assets except to the extent arising from Buyer's use of Future Use Rights;

          (d) all liabilities and obligations for which Seller and/or Partnership have expressly assumed responsibility pursuant to this Agreement;

          (e) all Environmental Liabilities for Facilities Real Property;

          (f) all liabilities and obligations relating to former employees of Seller or Partnership no longer employed by Seller or Partnership as of the close of business on the Closing Date;

          (g) all Financing Obligations;

          (h) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or relating to (a) events occurring prior to the Closing and

     (b) the period prior to the Closing attributable to a condition existing on or prior to the Closing;

          (i) all debts, liabilities or obligations of Seller and/or Partnership that do not arise out of or are not principally related to the Business; and

          (j) Excluded Taxes.

          "Excluded Real Property" shall mean the real property identified on
Schedule 1.1(d).

          "Excluded Taxes" shall mean all Taxes of Seller or Partnership.

          "Facilities Environmental Matters" shall mean (i) the production, use, generation, management, storage, treatment, recycling, disposal, discharge, release, or other handling or disposition at any time on or prior to the Closing Date (collectively, "Handling"), of any toxic, hazardous, or other regulated wastes, substances, products, pollutants or materials which are regulated under any applicable Environmental Law including, without limitation, asbestos, petroleum and petroleum products (collectively, "Substances"), either in, on, under or from any Facilities Real Properties including, without limitation, the effects of such Handling of Substances on resources, Persons, disposal facilities or property within or outside the boundaries of any Facilities Real Property, (ii) the presence as of the Closing Date of Substances in, on or under any Facilities Real Property (to the extent of the amounts of such Substances then present) regardless of how the Substances came to rest at, on or under the Facilities Real Property, (iii) the failure on or prior to the Closing Date of any Facilities Real Property to be in compliance with any applicable Environmental Laws (to the extent of such non-compliance), and (iv) any other act, omission or condition existing with respect to the Facilities Real Property prior to the Closing Date which gives rise to liability under any applicable Environmental Laws (to the extent of such act, omission or condition as of the Closing Date).

          "Facilities Real Property" shall mean all real property owned by Seller and used or held for use in, or pertaining to, the Business, other than
(a) the Excluded Real Property and (b) the Signage Real Property.

          "Final Balance Sheet Net Working Capital" shall mean the difference between the current assets and current liabilities of the Business reflected on the Final Balance Sheet which shall be deemed to be positive if current assets exceed current liabilities and shall be deemed to be negative if current liabilities exceed current assets.

          "Financial Statements" shall mean (i) the audited financial statements of Seller for the years ended December 31, 1996 and December 31, 1997 ("Whiteco Audited Statements"), (ii) the audited financial statements of the Partnership for the years ended December 31, 1996 and December 31, 1997 ("Partnership Annual Statements"), (iii) the interim unaudited financial statements of Whiteco for the period ending June 30, 1998 ("Whiteco Interim Statements"), (iv) the interim unaudited financial statements of the Partnership for the period ending June 30, 1998 ("Partnership Interim Statements"), (v) the unaudited financial statements reflecting the operations of the Business for the calendar year 1997 ("1997 Business Statements"), and (vi) the unaudited financial statements reflecting the operations of the Business for the six month period ending June 30, 1998 ("Business Interim Statements" and, together with the 1997 Business Statements, the "Business Statements").

          "Financing Obligations" shall mean (i) indebtedness of Seller and Partnership for borrowed money, (ii) obligations of Seller and Partnership evidenced by bonds, notes, debentures or similar instruments, (iii) obligations under capitalized leases, (iv) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of Seller or Partnership with respect to the deferred purchase price of property, goods or services (other than customary trade credit), and (v) all obligations of Seller or Partnership to guarantee any of the foregoing types of obligations on behalf of others.

          "Fixtures and Equipment" shall mean all of the signage (other than Signage Structures), furniture, fixtures, furnishings, machinery, automobiles, trucks, equipment and other tangible personal property owned by Seller and Partnership and used primarily in, or pertain primarily to, the Business.

          "Future Use Rights" shall mean those rights relating to Excluded Real Property to be granted to Buyer pursuant to the Future Use Rights Agreements.

          "Future Use Rights Agreements" shall mean the Future Use Rights Agreements between Buyer and Seller, dated as of the Closing Date, in the proper form for the relevant jurisdictions and suitable for recording therein in the form attached hereto as Exhibit E.

          "Goodwill" shall mean any and all goodwill and going concern value pertaining to the Business or the Assets.

          "Ground Leases" shall mean all of Seller's interest in ground leases other than ground leases included in Signage Properties, including all Seller's records and correspondence with respect thereto.

          "Handling" shall have the meaning set forth in the definition of Facilities Environmental Matters.

          "Headquarters Sublease Agreement" shall mean that certain Headquarters Sublease Agreement between Buyer and Seller, dated as of the Closing Date, in the form attached hereto as Exhibit A.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Inventory" shall mean all Seller's raw materials, both new and used, including but not limited to, wood and steel poles, lumber, panels, lighting fixtures and parts, electrical wire, conduit, I-beams, catwalks and similar items used in the construction, repair and maintenance of Signage Structures and similar items, in each case wherever the same may be located and primarily used or held for use in the Business.

          "Leasehold Improvements" shall mean all leasehold improvements situated in or on Ground Leases or Signage Locations.

          "Material Adverse Change" shall mean any significant and substantial adverse change in the financial condition, business or operations of the Business taken as a whole or on the Assets taken as a whole or on the ability of Seller or Partnership to consummate the transactions contemplated hereby, or any event or condition which would reasonably be expected to constitute such a "material adverse change," except any such change resulting from or arising in connection with (i) industry-wide developments similarly affecting other companies in businesses similar to the Business or (ii) changes or conditions affecting the economy in general. The fact of this Agreement or the transactions contemplated hereunder shall not be deemed to constitute a Material Adverse Change.

          "Material Adverse Effect" shall mean any significant and substantial adverse effect in the financial condition, business or operations of the Business taken as a whole or on the Assets taken as a whole or on the ability of Seller or Partnership to consummate the transactions contemplated hereby, or any event or condition which would reasonably be expected to constitute such a "material adverse effect," except any such effect resulting from or arising in connection with (i) industry-wide developments similarly affecting other companies in businesses similar to the Business or (ii) changes or conditions affecting the economy in general. The fact of this Agreement or the transactions contemplated hereunder shall not be deemed to constitute a Material Adverse Effect.

          "Monitoring Systems Agreement" shall mean that certain Monitoring Systems Agreement between Buyer and Profile Systems, LLC, an Affiliate of Seller, in the form attached hereto as Exhibit C.

          "1997 Business Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Non-Signage Permits" shall mean all Seller's licenses, permits, authorizations, consents and other approvals granted or required by governmental and regulatory authorities that pertain to the Business other than Signage Permits.

          "Owned Real Property" shall mean all Signage Real Property and all Facilities Real Property.

          "Partnership" shall have the meaning set forth in the preamble.

          "Partnership Annual Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Partnership Interim Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Person" shall mean any individual, partnership, corporation, trust, association, unincorporated organization, government or any department or agency thereof or any other entity.

          "Personal Property Leases" shall mean all of the existing leases with respect to the personal property of Seller and Partnership used primarily in, or pertaining primarily to, the Business other than the Signage Occupancy Rights.

          "Proprietary Rights" shall mean all of Seller's and Partnership's (i) domestic and foreign registrations of trademarks and other marks, trade names and trade rights (except the names "Whiteco Construction Services," "Whiteco Industries, Inc.," "Whiteco International," "Whiteco-Qingyu Advertising Company Ltd." and "Whiteco Data Systems"), including the names, "Whiteco Outdoor Advertising" and "Whiteco Outdoor," and the names "Whiteco" and "White," except to the extent currently used by Seller or Partnership in its real estate, construction or lodging operations and in Whiteco International (ii) pending applications for such registrations, (iii) patents and applications therefor,
(iv) trademarks and other marks, trade names and other trade rights whether or not registered, (v) copyrights and registrations thereof, (vi) trade secrets, designs, plans, specifications, technical information and other proprietary rights, and (vii) rights under any licenses to Seller or Partnership to use any copyrights, marks, trade names, trade rights, patents or other proprietary rights, in each case that is used or held for use in, or pertaining to, the Business.

          "Retained Assets" shall mean the Excluded Real Property and certain other properties of Seller and Partnership as set forth on Schedule 1.1(e).

          "Seller" shall have the meaning set forth in the preamble.

          "Signage Locations" shall mean all locations on which Signage Structures are erected, or to be erected, other than Signage Real Property.

          "Signage Occupancy Rights" shall mean the leases, licenses, easements or other arrangements whether or not expired or contested representing the basis on which Signage Structures are erected or to be erected on Signage Locations.

          "Signage Permits" shall mean all Seller's licenses, permits, authorizations, consents and other approvals granted or required by governmental and regulatory authorities for the existence, operation, and maintenance of the Signage Structures, including all of Seller's records and correspondence with respect thereto.

          "Signage Properties" shall mean all Signage Structures, Signage Real Property, Signage Occupancy Rights and Signage Permits.

          "Signage Real Property" shall mean real property owned by Seller or Partnership which is used or is to be used exclusively by Seller or Partnership for the erection of Signage Structures.

          "Signage Structures" shall mean all Seller's and Partnership's outdoor advertising structures, faces, and equipment attached thereto, in the United States, including those listed on Seller's computer program "CNTY_STRC_FACE_ORA" dated August 26, 1998, a copy of which has been provided by Seller to Buyer as the same may change in the ordinary course of business or as contemplated by this Agreement between the date hereof and the Closing Date by virtue of additions and deletions.

          "Substances" shall have the meaning set forth in the definition of Facilities Environmental Matters.

          "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, franchise, profits, withholding, social security unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not including, without limitation, any liability for the unpaid Taxes of any party under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          "Third Party Asset Purchase Agreements" shall mean the contracts and arrangements existing on the date hereof listed on Schedule 4.23 and additional similar contracts or arrangements of Seller with third parties executed between the date hereof and the Closing Date approved by Buyer and acknowledged by Buyer to constitute Third Party Asset Purchase Agreements.

          "Third Party Asset Purchase Expenditure Amounts" shall mean the amount of $1,025,512.80 expended by Seller on or prior to the date hereof with respect to payment of purchase price on the contract with Capital Signs listed on
Schedule 4.23 plus expenditures between the date hereof and the Closing Date of payments of purchase price on Third Party Asset Purchase Agreements.

          "Warranted Assets" shall mean the Assets other than the Signage Properties.

          "Whiteco Audited Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Whiteco Interim Statements" shall have the meaning set forth in the definition of Financial Statements.

          "Whiteco Outdoor Advertising" shall mean the outdoor advertising division of Seller in the United States.

     1.2. Other Defined Terms.

          The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                                       Section
----                                                       -------

Acquisitions                                               4.23
Actions                                                    4.12
Aggregate Fair Market Value                                10.6(b)
Assets                                                     2.1
Assumed Liabilities                                        2.2
Assumption Document                                        3.2(b)
Auditor                                                    2.7
Benefit Arrangement                                        4.18(a)(i)
Bulk Sales Act                                             10.5
Buyer Indemnitees                                          10.4(a)
Claim                                                      10.4(d)
Claim Notice                                               10.4(d)
Closing                                                    3.1
Closing Date Audit Certificate                             2.4
Closing Payment                                            2.3(b)
Code                                                       4.18(a)(ii)
Consultant                                                 6.4(b)(i)
Damages                                                    10.4(a)
EBITDA Attributable to the Eliminated Signs                9.2
Eliminated Signs                                           9.2
Employees                                                  6.6(a)
Employees                                                  4.18(a)(iii)
Environmental Auditor                                      6.4(b)(iv)
Environmental Claims                                       10.4(g)
Environmental Remediation                                  6.4(b)(ii)
ERISA                                                      4.18(a)(iv)
ERISA Affiliate                                            4.18(a)(v)
Final Adjustment Amount                                    2.5
Final Balance Sheet                                        2.4
Indemnitees                                                10.4(b)
Liquidated Damages Payment                                 11.2
Multiemployer Plan                                         4.18(a)(vi)
PBGC                                                       4.18(a)(vii)
Pension Plan                                               4.18(a)(viii)
Permitted Encumbrances                                     4.5(a)
Purchase Price                                             2.3(a)
Section 6.1(iii)(D) Items                                  6.1
Seller Indemnitees                                         10.4(b)
Third Party Notice                                         10.4(d)
Transferred Employees                                      6.6(a)
Welfare Plan                                               4.18(a)(ix)

                                  ARTICLE II.

                          PURCHASE AND SALE OF ASSETS

     2.1. Transfer of Assets.

          Upon the terms and subject to the conditions contained herein, at the Closing, Seller and Partnership will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller and Partnership, all of the right, title and interest of Seller and Partnership in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal used or held for use in, or pertaining to, the Business, except for Retained Assets (collectively, the "Assets"), wherever located, as the same shall exist immediately prior to the Closing, including, without limitation, all of Seller's and Partnership's right, title and interest in the following:

          (a) accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses;

          (b) Cash and cash equivalents contained in the bank accounts set forth on Schedule 1.1(e);

          (c) Contracts;

          (d) Signage Properties;

          (e) Owned Real Property;

          (f) Leasehold Improvements;

          (g) Fixtures and Equipment;

          (h) Inventory;

          (i) Books and Records;

          (j) Proprietary Rights;

          (k) Signage Permits;

          (1) Non-Signage Permits;

          (m) computer software exclusively used or exclusively held for use in the Business, to the extent transferable;

          (n) rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller or Partnership, to the extent such warranties, representations and guarantees (i) are not required by Seller or Partnership to fulfill its obligations under this Agreement and (ii) are assignable;

          (o) prepaid items (or portions thereof);

          (p) all telephone, facsimile, and pager numbers, all internet and other electronic mail addresses and all listings in all telephone books and directories (in any form or medium) that relate to the Business;

          (q) Goodwill;

          (r) Personal Property Leases; and

          (s) Ground Leases.

     2.2. Assumption of Liabilities.

          Upon the terms and subject to the conditions contained herein, including the adjustments provided in Sections 2.4 and 2.5, Buyer shall, at the Closing, assume and become responsible for all liabilities and obligations of Seller and Partnership pertaining to the Business of any kind, whether known or unknown, fixed or contingent, except for the Excluded Liabilities (the "Assumed Liabilities"), including, without limitation:

          (a) liabilities and obligations accruing, arising out of, or relating to events or occurrences under the Contracts and Ground Leases;

          (b) accounts payable, accrued expenses and other current liabilities to the extent the amount of such liability is reflected in the Closing Balance Sheet Net Working Capital on the Final Balance Sheet;

          (c) liabilities and obligations arising out of Buyer's employment of Transferred Employees after the Closing Date; and

          (d) liabilities and obligations under Signage Occupancy Rights.

     2.3. Purchase Price.

          (a) Total Price. The aggregate purchase price to be paid by Buyer (the "Purchase Price") shall be an amount equal to the aggregate amount of Nine Hundred Thirty Million Dollars ($930,000,000), plus the Acquired Real Property Payment Amount, plus the Third Party Asset Purchase Expenditure Amounts, plus the Closing Balance Sheet Net Working Capital if a positive number, minus the Closing Balance Sheet Net Working Capital if a negative number, plus the Capital Expenditures Amount if a positive number, minus the Capital Expenditures Amount if a negative number.

          (b) Payment at Closing. At the Closing Buyer shall pay an amount (the "Closing Payment") equal to the sum of Nine Hundred Thirty Million Dollars ($930,000,000), of which $57,798,000 shall be payable to Partnership and $872,202,000 shall be payable to Seller, plus or minus the amount set forth in the Closing Payment Certificate (as defined below) if Seller causes such Certificate to be delivered to Buyer on or before five (5) days before the Closing

Date. The Closing Payment shall be made by wire transfer of immediately available funds to up to five accounts designated by Seller and Partnership. The "Closing Payment Certificate" shall mean a statement prepared by Seller and certified by Dennis Kackos or John Peterman as the best estimate of the amount, if any, by which the Purchase Price exceeds or is less than Nine Hundred Thirty Million Dollars ($930,000,000) which shall include separate estimates for the Acquired Real Property Payment Amount, Third Party Asset Purchase Expenditure Amounts, the Closing Balance Sheet Net Working Capital and the Capital Expenditures Amount, if any.

     2.4. Calculation of the Purchase Price.

          On or before ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller and Partnership (i) a balance sheet of the Business dated the Closing Date which shall be audited by Buyer's independent auditors, and the related audit report of such firm (the "Final Balance Sheet"), and (ii) a Certificate (the "Closing Date Audit Certificate") setting out a calculation of the Purchase Price including schedules setting out in reasonable detail calculations of the Acquired Real Property Payment Amount, the Third Party Asset Purchase Expenditure Amounts, the Closing Balance Sheet Net Working Capital (which for purposes of the Closing Date Audit Certificate shall be prepared using the accounting rules set forth in Exhibit 2.4 whether or not these rules are in accordance with generally accepted accounting principles and whether or not these rules were used in the preparation of the Final Balance Sheet) and the Capital Expenditures Amount, if any. Subject to the final proviso in this Section 2.4, the Final Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistent with the preparation of the Business Statements, but if such methods are not in accordance with generally accepted accounting principles, appropriate adjustments will be made to adopt generally accepted accounting principles. The Final Balance Sheet shall fairly present the financial position of the Business as of the close of business on the Closing Date. The Final Balance Sheet shall fairly present the Assets and the known Assumed Liabilities as of the Closing Date, to the extent generally accepted accounting principles as above described consistently applied require such Assets and Assumed Liabilities to be set forth on a balance sheet. In preparing the Final Balance Sheet: (i) all known accounting entries (including all liabilities and accruals), regardless of amount, will be taken into account, and all identified errors and omissions will be corrected and all adjustments made, and (ii) the aggregate reserves and provisions (whether or not denominated reserves) reflected in the Final Balance Sheet will be adequate, appropriate and reasonable for their purposes, and calculated consistent with past practices, provided, however, as hereinabove provided the Closing Date Audit Certificate shall be prepared reflecting the accounting rules set forth in
Exhibit 2.4.

     2.5. Final Adjustment.

          The Purchase Price as set forth in the Closing Date Audit Certificate shall be compared with the Closing Payment. The difference between the two amounts is herein referred to as the "Final Adjustment Amount." If the Purchase Price is less than the Closing Payment, Seller shall pay to Buyer, in immediately available funds, an amount equal to the Final Adjustment Amount. If the Purchase Price is greater than the Closing Payment, Buyer shall pay to Seller, in immediately available funds, an amount equal to the Final Adjustment Amount. Any payment required to be made by Buyer or Seller pursuant to this
Section 2.5 shall bear interest from the

Closing Date through the date of payment on the basis of the average daily rate of interest publicly announced from time to time by Bank of America as its prime rate.

     2.6. Disputed Final Adjustment Amount.

          If Seller shall disagree with the calculation of the Purchase Price as provided in the Closing Date Audit Certificate, it shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within sixty (60) business days after Seller's receipt of the Closing Date Audit Certificate. Buyer shall provide Seller and Seller's accountants full access to the records of Buyer, and, subject to the consent of Buyer's independent auditors (which consent Buyer will obtain), to the work papers of Buyer's independent auditors, to the extent reasonably related to Seller's evaluation of the Final Balance Sheet and preparation of the Closing Date Audit Certificate.

     2.7. Resolution of Disputed Final Adjustment Amount.

          Buyer and Seller shall use their reasonable efforts for a period of thirty (30) calendar days after Seller's delivery of the notice referred to in
Section 2.6 above (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect to the calculation of the Final Adjustment Amount. If, at the end of such period, Buyer and Seller are unable to resolve all such disagreements, Seller's independent auditors and Buyer's independent auditors shall jointly select a third independent auditor of recognized national standing (the "Auditor") to resolve any remaining disagreements. The Auditor shall determine the differences submitted to the Auditor and shall determine whether and to what extent, if any, the Closing Date Audit Certificate requires adjustment. The determination of the Auditor shall be final, binding and conclusive on the parties. Buyer and Seller shall use their reasonable efforts to cause the Auditor to make its determination within thirty (30) calendar days of accepting its selection. Within three (3) calendar days after the date of determination of the Auditor, the Final Adjustment Amount shall be calculated and paid to Buyer by Seller (or to Seller by Buyer, as the case may be) in the manner set forth in Section 2.4. The fees and expenses of the Auditor shall be borne equally by the parties.

     2.8. Closing Costs; Transfer Taxes and Fees.

          The cost of any surveys, title reports or title searches, and the recording or filing of all applicable conveyancing instruments incurred by reason of the transfer of Assets hereunder shall be paid by Buyer. The cost of any documentary, sales and transfer taxes in connection therewith shall be divided equally between Buyer on the one hand and Seller and Partnership on the other hand, and each of Buyer, Seller and Partnership shall promptly pay its respective portion of such taxes. Seller and Partnership shall cooperate with Buyer in its efforts to obtain title commitments with respect to the Owned Real Property.

                                  ARTICLE III.

                                    CLOSING

     3.1. Closing.

          The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, Illinois 60606-6401, unless the parties hereto otherwise agree.

     3.2. Conveyances at Closing.

          (a) Instruments and Possession. To effect the sale and assumption referred to in Article II, Seller and Partnership will, at the Closing, execute and deliver to Buyer:

               (i) one or more special warranty deeds in the proper form for each relevant jurisdiction and suitable for recording therein conveying good and valid fee simple title to all Owned Real Property to Buyer or its designee;

               (ii) one or more bills of sale conveying in the aggregate all of Seller's and Partnership's owned personal property included in the Assets;

               (iii) one or more Assignments of Lease with respect to the Ground Leases and the Personal Property Leases and such of the Signage Occupancy Rights as are represented by leaseholds;

               (iv) general bills of sale and assignments of all of Seller's and Partnership's right, title and interest in and to the Signage Properties other than the Signage Real Property;

               (v)    one or more Assignment of Contracts;

               (vi) assignments of those Proprietary Rights included in the Assets, in recordable form to the extent necessary to assign such rights;

               (vii)  the Ancillary Agreements; and

               (viii) all closing certificates, opinions of counsel and other documents required to be delivered by Seller or Partnership to Buyer at the Closing pursuant to this Agreement.

          (b) Assumption and Other Documents. To effect the sale and assumption referred to in Article II, Buyer at the Closing shall execute and deliver to Seller and Partnership:

               (i) the Closing Payment;

               (ii) an instrument of assumption evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document");

               (iii) one or more assumptions of Ground Leases and Personal Property Leases;

               (iv) one or more assumptions of Contracts;

               (v) the Ancillary Agreements; and

               (vi) all closing certificates, opinions of counsel and other documents required to be delivered by Buyer to Seller or Partnership at the Closing pursuant to this Agreement.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule:

     4.1. Organization of Seller and Partnership.

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Partnership is a general partnership duly formed, validly existing and in good standing under the laws of the State of Indiana. Seller and Partnership are duly qualified to do business and are in good standing in each jurisdiction where, by reason of the nature of the Business, the same is required, except for such jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of Seller and the Amended and Restated General Partnership Agreement of Partnership, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.

     4.2. Authorization.

          Seller and Partnership each have all requisite corporate or partnership (as applicable) power and authority to own, lease, operate and sell the Assets, to conduct the Business as it is presently being conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Seller and Partnership of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller and Partnership of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or partnership (as applicable) actions on the part of Seller and Partnership, respectively. This Agreement has been duly executed and delivered by Seller and Partnership and is a legal, valid and binding obligation of Seller and Partnership, and each of the Ancillary Agreements to be delivered by Seller pursuant to this Agreement, when executed and delivered at Closing, will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principles.

     4.3. Absence of Certain Changes or Events.

          Except as set forth on Schedule 4.3 or as contemplated by this Agreement, since June 30, 1998, there has not been any:

          (a) Material Adverse Change;

          (b) change in accounting methods, principles or practices by Seller or Partnership, except as required by law or by generally applicable changes instituted in the accounting profession;

          (c) material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the Business;

          (d) cancellation of any indebtedness or waiver or release of any right or claim of Seller or Partnership pertaining to the Business, except for any such cancellations, waivers or releases made in the ordinary course of business;

          (e) increase in the rate of compensation payable or to become payable to any director, officer or other employee of the Business, except as provided in any employment agreement (including any union contract) between Seller or Partnership and any such Persons or in any Employee Plan, and any increases in the normal course of business;

          (f) adverse change in employee relations which has had or would have a Material Adverse Effect;

          (g) amendment, cancellation or termination of any material Contract or entry into any material Contract which is not in the ordinary course of business of Seller or Partnership;

          (h) sale, assignment or transfer of any portion of the Assets, other than in the ordinary course of business, except as approved by Buyer;

          (i) changes in payment terms with customers or suppliers adversely affecting the Assets or the Business, except for such changes made in the ordinary course of business; or

          (j) agreement by Seller or Partnership to do any of the things described in the preceding clauses (a) through (i) other than as expressly provided for herein.

     4.4. Warranted Assets.

          Each of Seller and Partnership (as applicable) have and will transfer good and valid title to the Warranted Assets (other than those which are leased or licensed by Seller or

Partnership) free and clear of any Encumbrances, other than Permitted Encumbrances, in the case of Owned Real Property.

     4.5. Owned Real Property.

          Schedule 4.5 contains a complete and accurate list of all Owned Real Property. Schedule 4.5.1 contains a complete and accurate list of all Ground Leases. To Seller's and Partnership's knowledge, all Ground Leases are valid, binding and enforceable in all material respects in accordance with their terms and are in full force and effect. Seller has delivered or will deliver prior to the Closing Date to Buyer copies of all title policies in their possession with respect to the Owned Real Property.

          (a) Owned Real Property. Except as set forth on Schedule 4.5, Seller has good and valid fee simple title to all Owned Real Property and all Excluded Real Property that is subject to Future Use Rights. At the Closing, Seller will transfer to Buyer good and valid fee simple title to all Owned Real Property subject only to the following (the "Permitted Encumbrances"): (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of Seller's business for amounts not yet due or which are being contested in good faith by appropriate proceedings; (ii) liens for current taxes not yet due or any taxes being contested in good faith by appropriate proceedings; (iii) any other Encumbrances and other matters affecting title to Owned Real Property, which do not (A) materially adversely affect the use or value (in respect of its current use) of Owned Real Property, (B) secure any Financing Obligation or (C) constitute a lease, sublease or other occupancy agreement that gives any third party any right to occupy or use all or any portion of the Owned Real Property other than Advertising Contracts to the extent that such Contracts deal with advertising on such signage.

          (b) Actions. Except as set forth on Schedule 4.12, there are no pending or, to the knowledge of Seller and Partnership, threatened condemnation proceedings with respect to any portion of Owned Real Property or Excluded Real Property that is subject to Future Use Rights, or litigation or administrative actions relating to any portion of Owned Real Property or Excluded Real Property that is subject to Future Use Rights.

          (c) Certificate of Occupancy. Seller and Partnership (as applicable) have received all material approvals of governmental authorities (including, without limitation, Non-Signage Permits and certificates of occupancy or other similar certificates permitting lawful occupancy of the Owned Real Property) required in connection with the present use of the Owned Real Property and all improvements thereon.

          (d) Utilities. All Owned Real Property and the improvements thereon are supplied with utilities and other services necessary for the operation of such facilities as currently operated.

          (e) Improvements, Fixtures and Equipment. Except as provided in
Schedule 4.5(e), all Leasehold Improvements (other than Leasehold Improvements on Signage Locations) and all Fixtures and Equipment and other tangible assets (other than Signage Structures) owned, leased or used by Seller on the Owned Real Property are, (i) in good condition and repair (normal wear and tear excepted), (ii) free from material structural defect and (iii) sufficient for the operation of the Business as presently conducted. Except as provided in Schedule 4.5(e), none of the improvements on the Owned Real Property encroach in any material respect on any property owned by any other Person and no improvements located on any property owned by any Person encroaches in any material respect on any portion of the Owned Real Property.

          (f) No Special Assessment. Neither Seller nor Partnership has received notice of any special assessment relating to any Owned Real Property or any portion thereof which remains unpaid and neither Seller nor Partnership has any knowledge of any pending or threatened special assessment, other than any special assessments disclosed on Schedule 4.5(f).

     4.6. Contracts.

          (a) Contracts. Schedule 4.6 sets forth a true, correct and complete list of all Contracts of the following categories (other than Contracts set forth elsewhere on the Disclosure Schedule):

               (i) Contracts not made in the ordinary course of Seller's or Partnership's business obligating Seller or Partnership to make payments in excess of $150,000;

               (ii) Employment contracts and severance agreements, including, without limitation, Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors, shareholders, partners, representatives or agents of Seller or Partnership or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer, Seller or Partnership any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

               (iii) Labor or union contracts (including, but not limited to, any employee collective bargaining agreement);

               (iv) Material distribution, franchise, license, sales, commission, consulting or agency contracts for advertising to be provided to Seller excluding Advertising Contracts providing for annual payments in excess of $150,000 which are not cancelable on thirty (3 0) calendar days' notice;

               (v) Material options to buy any property, real or personal, or material options to sell any Owned Real Property or personal property included in the Assets;

               (vi) Contracts (except Personal Property Leases and construction Contracts), in the case of each Contract, involving expenditures or liabilities in excess of $250,000 or aggregate expenditures or liabilities in excess of $2,000,000 or otherwise material to the Business;

               (vii) Material Contracts containing covenants limiting the freedom of Seller or Partnership to engage in the Business or compete with any Person other than in connection with any license agreements to which Seller or Partnership is a party (other than provisions in Signage Occupancy Rights that limit the type of advertising messages or advertising that may be displayed on Signage Structures or the types of advertisers); and

               (viii) Personal Property Leases involving expenditures or liabilities in excess of $400,000 for each such lease.

Seller and Partnership have delivered or made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6, including all amendments and supplements thereto, all of which Contracts are being assumed by Buyer.

          (b) Absence of Breaches or Defaults. Except as set forth on Schedule 4.6(b), to Seller's and Partnership's knowledge, all of the Contracts set forth on Schedule 4.6 and any Advertising Contract not set forth therein (subject to the disclosures set forth in the Disclosure Schedule) are valid and in full force and effect. Each of Seller or Partnership has duly performed all of its obligations under such Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under, such Contracts by Seller or Partnership, or, to Seller's and Partnership's knowledge, any other party has occurred and neither Seller nor Partnership, nor, to Seller's or Partnership's knowledge, any other party has repudiated any provisions thereof.

     4.7. No Conflict or Violation.

          Except as set forth on Schedule 4.7, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements when so executed by Seller or Partnership (as applicable) nor the consummation by Seller and Partnership of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller or the Amended and Restated General Partnership Agreement of Partnership,
(b) except to the extent related to Signage Occupancy Rights or Signage Permits, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any material Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, Signage Permit, agreement, or other instrument or obligation (i) to which Seller or Partnership is a party or (ii) by which the Assets are bound, (c) except to the extent related to Signage Occupancy Rights or Signage Permits (other than federal and state but not local laws applicable thereto), violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award to which Seller or

Partnership (with respect to the Business) or the Assets is subject or (d) except to the extent related to Signage Occupancy Rights, impose any Encumbrance on the Assets.

     4.8. Consents and Approvals.

          Except as set forth on Schedule 4.8 or in connection with compliance with the HSR Act or to the extent related to Signage Occupancy Rights or Signage Permits (other than state and federal laws applicable thereto), no material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller or Partnership in connection with Seller's or Partnership's execution, delivery and performance of this Agreement, other than any such requirement that is applicable as a result of the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged, other than the Business.

     4.9. Financial Statements.

          The Whiteco Audited Statements, the Partnership Annual Statements, the Whiteco Interim Statements and the Partnership Interim Statements, have been furnished to Buyer's independent auditors for their review and retention without duplication or distribution thereof (a) were prepared in accordance with the Books and Records of Seller and Partnership, (b) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and in the case of Interim Statements to normal year-end adjustments), and (c) fairly present the assets, liabilities (including all reserves) and financial position of Seller and Partnership as applicable, as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Whiteco Audited Statements have been audited by independent certified public accountants, whose reports thereon are included with such audited financial statements. The Business Statements attached as Schedule 4.9 fairly present the assets, liabilities (including all reserves) and the financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended subject to the notes and ancillary information included in such statements.

     4.10. Projections.

          The financial projections attached as Schedule 4.10, subject to the notes included in such projections, represent Seller's best estimate of the anticipated future results of the Business without giving effect to the transactions contemplated by this Agreement, based on assumptions believed by Seller to be reasonable.

     4.11. Books and Records.

          Seller and Partnership as the case may be have made and kept (and given Buyer access to) the Books and Records, which, in all material respects accurately and fairly reflect the activities of Seller and Partnership that would be so recorded.

     4.12. Litigation.

          Except as set forth on Schedule 4.12, there is no material action, order, writ, injunction, judgment or decree outstanding or any material claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending or, to the knowledge of Seller, threatened (a) against, related to or affecting (i) the Business or the Assets, or (ii) any officers, directors, partners, representatives or agents of Seller or Partnership as such (b) seeking as of the date hereof to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that would materially impair the abilities of Seller or Partnership to perform their respective obligations under this Agreement or any of the Ancillary Agreements,
(d) which would prevent or be violated by in any material manner (as applicable) the consummation of the transactions contemplated hereby or (e) in which Seller or Partnership is a plaintiff pertaining to the Business, including any derivative suits brought by or on behalf of Seller or Partnership. Neither Seller nor Partnership is in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency in any material matter, and to the knowledge of Seller or Partnership, there are no material unsatisfied judgments against Seller or Partnership with respect to the Business or the Assets.

     4.13. Labor Matters.

          Except as set forth on Schedule 4.13, (i) Seller and Partnership (with respect to the Business) are not parties to any labor agreement with respect to their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) (with respect to the Business) under local statutes, custom or practice and (ii) in the last three (3) years, Seller and Partnership have not experienced any attempt by organized labor or its representatives to make Seller (with respect to the Business) or Partnership (with respect to the Business) conform to demands of organized labor relating to its employees or enter into a binding agreement with organized labor that would cover the employees. Except as set forth on Schedule 4.13, there is no labor strike or labor disturbance pending or, to Seller's and Partnership's knowledge, threatened against Seller (with respect to the Business) or Partnership (with respect to the Business), and in the past three (3) years Seller and Partnership (with respect to the Business) have not experienced a work stoppage or other labor difficulty. Seller and Partnership are in material compliance with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and, to Seller's and Partnership's knowledge, neither Seller nor Partnership has engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Seller or Partnership pending, or to the knowledge of Seller or Partnership, threatened before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the conduct of the business of Seller and Partnership.

     4.14. Compliance with Law.

          Except as set forth on Schedule 4.14, Seller and Partnership have complied in all material respects with all applicable statutes and governmental rules, regulations, and Signage Permits and Non-Signage Permits in connection with their conduct of the Business and in respect of the Assets, and neither Seller nor Partnership is, in any material respect, in violation of or default under any applicable statutes and governmental rules, regulations, and Signage Permits and Non-Signage Permits with respect to the operation of the Business or the Assets, except for such violations or defaults that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or has received any written notification thereof; it being understood that nothing in this Section 4.14 is intended to address any compliance with laws of the type covered by Sections 4.5 (Owned Real Property),
4.17 (Proprietary Rights), 4.18 (Employee Benefit Plans) and 4.19 (Tax Matters).

     4.15. No Brokers.

          No broker, finder or similar agent is entitled to any finder's fee, brokerage fees or commission or similar payment from Seller or Partnership in connection with the transactions contemplated hereby.

     4.16. No Other Agreements to Sell the Assets.

          Except as set forth in Schedule 4.16, neither Seller nor Partnership nor any of their respective officers, directors, shareholders, partners, representatives or agents have any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer or effect a sale of any portion of the Assets (other than in the ordinary course of business), to sell or effect a sale of the capital stock of Seller or an equity interest in Partnership, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller or Partnership, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing business combination transactions.

     4.17. Proprietary Rights.

          (a) Proprietary Rights. Schedule 4.17 is a true, correct and complete list of all Proprietary Rights and all material agreements under which Seller or Partnership are licensed to use Proprietary Rights.

          (b) Ownership and Protection of Proprietary Rights. Seller or Partnership owns and/or has the right to use each of the Proprietary Rights listed on Schedule 4.17. The Proprietary Rights listed on Schedule 4.17 (together with any other Proprietary Rights being assigned to Buyer hereunder) constitute all of the Proprietary Rights necessary to conduct the Business in the manner presently conducted. None of the Proprietary Rights is involved in any pending or, to the knowledge of Seller and Partnership, threatened litigation. To the knowledge of Seller and Partnership, no other Person (i) has the right to use any of the Proprietary Rights, except pursuant to the Contracts; or (ii) is infringing upon any Proprietary Rights. To the knowledge of Seller and Partnership, Seller's and Partnership's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or written notices received by Seller or Partnership that are presently outstanding alleging that Seller's or Partnership's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. Except as provided in Schedule 4.17, all Proprietary Rights necessary to the conduct the Business as presently conducted are assignable by Seller or Partnership to Buyer and/or may be licensed by Seller or Partnership to Buyer in the manner contemplated by this Agreement.

     4.18. Employee Benefit Plans.

          (a) Definitions. The following terms, when used in this Section 4.18, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

              (i) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller, Partnership or an ERISA Affiliate or under which Seller, Partnership or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of Seller, Partnership or any ERISA Affiliate.

              (ii) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

              (iii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

              (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              (v) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

              (vi) Multiemployer Plan. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, which Seller, Partnership or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller, Partnership or any ERISA Affiliate may incur any liability and which covers any employee or former employee of Seller, Partnership or any ERISA Affiliate.

              (vii) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

              (viii) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller, Partnership or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the closing date, maintained, administered, contributed to or was required to contribute to, or under which Seller, Partnership or any ERISA Affiliate may incur any liability and which covers any employee or former employee of Seller, Partnership or any ERISA Affiliate.

              (ix) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(l) of ERISA, which Seller, Partnership or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller, Partnership or any ERISA Affiliate may incur any liability and which covers any employee or former employee of Seller, Partnership or any ERISA Affiliate.

          (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.18(b) contains a complete list of each Employee Plan which covers or has covered employees of the Business. True and complete copies of each of the following documents have been delivered by Seller to Buyer: (i) each Employee Plan and, if applicable, each related trust agreement which covers or has covered Transferred Employees as defined in Section 6.6 including written interpretations thereof and written descriptions thereof which have been distributed to such Transferred Employees (including descriptions of the number and level of employees covered thereby) and a complete description of any such material Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan and each voluntary employees beneficiary association as defined under Section 501(c)(9) of the Code, (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan, and (iv) a list of names, service dates and salaries as of August 26, 1998 for employees of the Business.

          (c) Representations. Except as set forth in Schedule 4.18(c), Seller and Partnership represent and warrant as follows:

              (i) Pension Plans

                  (A) Neither Seller, Partnership nor any ERISA Affiliates has failed to make a contribution or taken any other action or failed to take any other action or failed to take any action relating to a Pension Plan, the result of which would be the imposition of a lien on the Assets. Neither Seller, Partnership nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or
          Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. None of the Pension Plans has ever been subject to title IV of ERISA, Section 302 of ERISA or Section 401 of the Code it being understood for such purpose that the Whiteco Industries, Inc. Employees Retirement Savings Plan 401(k) plan is not so subject.

              (ii) Multiemployer Plans

                    (A) Neither Seller, Partnership nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in any material unsatisfied liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of Seller, Partnership or any ERISA Affiliate. Neither Seller, Partnership nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                    (B) All contributions required to be made by Seller, Partnership or any ERISA Affiliate to each Multiemployer Plan have been made when due.

                    (C) If, as of the Closing Date, Seller, Partnership (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no material liability to such plans under Title IV of ERISA.

                    (D) To the best of Seller's knowledge with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of Seller, Partnership or any ERISA Affiliate under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate any Multiemployer Plan; (3) Seller, Partnership and the ERISA Affiliates have no reason to believe that any Multiemployer Plan will be terminated or will be reorganized under ERISA; and (4) Seller, Partnership and the ERISA Affiliates do not expect to withdraw from any Multiemployer Plan.

              (iii) Welfare Plans

                    (A) Each Welfare Plan which covers employees of the Business and which is a "group health plan," as defined in Section 607(l) of ERISA, has been operated in compliance with provisions of Part 6 of Title 1, Subtitle B of ERISA and Section 4980B of the Code at all times.

                    (B) Neither Seller nor any ERISA Affiliate has incurred any material, unsatisfied liability with respect to any Welfare Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA, relating to the employees of the Business under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

                    (C) If, as of the Closing Date, Seller, Partnership (and all ERISA Affiliates) were to have a cessation of contributions, cessation of obligations to make contribution or other form of withdrawal from all Welfare

          Plans that are "multiemployer plans", as defined in Section 3(37) of ERISA covering the employees of the Business, it (and they) would incur no liabilities with respect to any such Welfare Plans under the terms of such Welfare Plans, any collective bargaining agreement or otherwise.

                    (D) None of Seller, Partnership, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to, any present or former employees of the Business pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Seller or Partnership (as applicable) from amending or terminating any such benefit plan or Welfare Plan.

               (iv) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement by Seller and Partnership nor the consummation of the transaction contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

    4.19. Tax Matters.

          (a) Foreign Person. Neither Seller nor the Partnership nor any partner thereof is a person, other than a United States person, within the meaning of the Code.

          (b) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or Subchapter A of Chapter 3 of the Code or of any other provision of law.

    4.20. Customers.

          Schedule 4.20 sets forth an accurate list of the names of the ten (10) largest industry groups of customers of the Business for the most recent fiscal year, showing the approximate percentage of total sales for each such industry group during such fiscal year in connection with the Business.

    4.21. Environmental Matters.

          Seller has provided Buyer true, complete and correct copies of all environmental audits, investigations, studies, and assessments relating to the Business conducted in the past ten years by outside consultants and all material environmental investigations conducted in the past ten years by employees of the Seller that are in the possession of Seller with respect to the Assets. Seller has set forth on Schedule 4.21 all matters of which Seller has knowledge relating to: (a) any notices of violation or alleged violation, any writs, injunctions, decrees, orders, or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or threatened, relating to the Business under any Environmental Laws; (b) any agreement under which Seller or

Partnership is obliged, directly or indirectly, by any representation, warranty, indemnification, covenant, restriction or other undertaking concerning liabilities under Environmental Laws relating to the Business; or (c) the presence of any underground storage tanks or polychlorinated biphenyls at any of the Assets; or (d) any material non-compliance with Environmental Laws in connection with the Business.

    4.22. Intracompany Transactions.

          Schedule 4.22 contains a complete list describing all material arrangements (including for the provision of products or services), relationships and transactions between the Business, on the one hand, and other units or divisions of Seller or Partnership or affiliates of Seller or Partnership, on the other hand.

    4.23. Third Party Asset Purchase Agreements.

          Schedule 4.23 contains an accurate and complete summary of all Third Party Asset Purchase Agreements.

    4.24. Condition of Property.

          Except as set forth on Schedule 4.24, the Warranted Assets are, in all material respects, (i) in good operating condition, except normal wear and tear, and (ii) suitable for the purposes for which they are presently held.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller and Partnership as follows:

     5.1. Organization of Buyer.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly licensed and qualified to do business and is in good standing in each jurisdiction in which such qualification is required or will be required as a result of the transaction contemplated by this Agreement by applicable law, except where the failure to be so qualified will not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Copies of the Certificate of Incorporation and Bylaws of Buyer, heretofore delivered by Buyer to Seller, are accurate and complete as of the date hereof.

     5.2. Authorization.

          Buyer has full corporate power and authority to execute and deliver this Agreement, and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the

Ancillary Agreements have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, and each of the Ancillary Agreements when executed and delivered at Closing will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principles.

     5.3. No Conflict or Violation.

          Neither the execution and delivery of this Agreement nor the Ancillary Agreements by Buyer nor the performance of its obligations hereunder and thereunder will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate or conflict with or result in a breach of or constitute a default under any term or provision of any contract, agreement, commitment, lease, license, franchise or permit or other instrument or obligation to which Buyer is a party or is bound, or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, ruling, injunction, decree, or award, to which Buyer is subject.

     5.4. Consents and Approvals.

          No consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Buyer in connection with Buyer's execution, delivery and performance of this Agreement and the Ancillary Agreements or Buyer's consummation of the transactions contemplated hereby and thereby, except in connection with or in compliance with the HSR Act.

     5.5. Broker and Finders.

          Buyer has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any brokerage fees, commissions or finder's fee in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, except for any arrangements with BT Alex. Brown Incorporated, for which Buyer shall be solely responsible.

     5.6. Litigation and Proceedings.

          There are no Actions pending or, to the best knowledge of Buyer, threatened, (a) seeking as of the date hereof to delay, limit or enjoin the transactions contemplated by this Agreement, (b) that would materially impair the abilities of Buyer to perform its obligations under this Agreement or any of the Ancillary Agreements or (c) which would prevent or be violated by (as applicable) the consummation of the transactions contemplated hereby or thereby.

     5.7. Financial Ability.

          Buyer has the financial resources necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the ability to pay the Purchase Price.

     5.8. Compliance with Law.

          Buyer is and since its organization has been, in compliance in all material respects with all applicable statutes and governmental rules, regulations and permits.

                                  ARTICLE VI.

                   COVENANTS OF SELLER, PARTNERSHIP AND BUYER

          Seller, Partnership and Buyer each covenant as follows:

     6.1. Further Assurances.

          Each of the parties hereto agrees, both before and after the Closing,
(i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, subject to the final sentence of this paragraph, nothing herein contained shall require Seller or Partnership prior to the Closing to seek to obtain consents to the transfer of Signage Properties other than those set forth on Schedule 6.1, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated under this Agreement and the Ancillary Agreements, and (iii) to cooperate with each other in connection with the foregoing, including using their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from governmental authorities and from parties to the Contracts and leases other than those relating to Signage Property to be assumed by Buyer, (B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to timely effect all necessary registrations and filings, including, without limitation, submissions of information requested by governmental authorities, (D) to provide to Buyer's independent auditors on a timely basis such representation letters and other certificates requested by Buyer's independent auditors; and (E) to fulfill all conditions to this Agreement; provided, however, that neither Buyer, Seller nor Partnership shall be required to make any material payments, commence litigation, incur any obligation or liability or agree to any material modifications to the terms of any Contracts, Ground Leases, Signage Permits, Non-Signage Permits or Signage Occupancy Rights in connection with the foregoing except as contemplated by this Agreement. At Buyer's request, Seller shall use its commercially reasonable efforts to obtain consents from lessors of Signage Properties identified by Buyer to the assignment of the leases thereto; provided, however, that Seller may decline to seek such consents in any circumstances in which such action would, in Seller's reasonable judgment, disserve its business interests.

          Buyer acknowledges that the furnishing by Seller of the information and documents referred to in Section 6.1(iii)(D) ("Section 6.1(iii)(D) Items") is at the request of, and an accommodation to, Buyer. Buyer will use its reasonable best efforts to maintain the confidentiality of Section 6.1(iii)(D) Items subject to the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or as otherwise required by law to be disclosed. Buyer (for itself and its

 Affiliates, officers, directors, shareholders, representatives and agents) hereby waives any claim Buyer or its Affiliates, officers, directors, shareholders, representatives and agents may have against Seller with respect to
Section 6.1(iii)(D) Item information and documents so provided, whether or not any of such Section 6.1(iii)(D) Items is inaccurate, or misleading or omits any material information. Buyer will indemnify and hold harmless Seller or any of its Affiliates, officers, directors, shareholders, representatives and agents for any damages Seller or any of its Affiliates, officers, directors, shareholders, representatives and agents may incur as a result of or relating to the furnishing of any such Section 6.1(iii)(D) Items, including any claims or actions by Buyer, any of its Affiliates, officers, directors, shareholders, representatives and agents of any of the foregoing, or any other party.

     6.2. No Solicitation.

          From the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 11.1, Seller and Partnership shall not, and Seller and Partnership shall not knowingly permit its officers, directors, partners, representatives, agents and employees to, and Seller and Partnership shall use all reasonable efforts to cause each of their respective representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, entertain, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Buyer and its representatives, concerning any sale of all or any portion of the Assets or the Business, or of any shares of capital stock of Seller or partnership interests of Partnership, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller or Partnership (other than the sale of inventory in the ordinary course of business).

     6.3. Notification of Certain Matters.

          From the date hereof through the Closing (a) Buyer shall give prompt notice to Seller of any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, the occurrence of which challenges the transactions contemplated hereby and (b) Seller shall give prompt notice to Buyer of any litigation or administrative proceeding pending, or to its knowledge threatened, which challenges the transactions contemplated hereby or the occurrence of any significant or material event known to Seller or Partnership that relates to the Business or the Assets.

     6.4. Access to Information.

          (a) Access.

          From the date hereof through the Closing, each of Seller and Partnership shall, and shall cause its officers, directors and employees to, afford Buyer and its authorized representatives, during normal business hours and upon reasonable notice to Seller and Partnership and in a manner which will not unduly interfere with the operations of Seller, Partnership or the Business, complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers and employees of Seller or Partnership, shall furnish

Buyer and its authorized representatives all financial, operating and other data and information as Buyer may reasonably request, except to the extent that such access would violate any governmental regulation, law or order to which Seller, or Partnership, their employees or the Assets are subject; provided that Seller and Partnership shall have the right to have a representative present at all such times; and provided further that such access shall be at the expense of Buyer. Notwithstanding such access and the information provided to Buyer after the date hereof, Buyer acknowledges and agrees that neither Seller nor Partnership makes any representations or warranties, express or implied, at common law, by statute or otherwise, except as specifically set forth in this Agreement.

          (b) Environmental Liabilities.

              (i) At any time prior to or following the Closing Date, Buyer shall have the right, at its sole cost and expense, to engage an independent environmental consultant (the "Consultant") to conduct a Phase I and/or Phase II audit, as such terms are commonly understood, with respect to Facilities Real Property and Ground Leases which will include the right to (A) conduct tests of the soil, surface or subsurface waters and air quality at, in, on, beneath or about the Facilities Real Property and Ground Leases, and such other procedures as may be recommended by the Consultant based on its reasonable professional judgment, in a manner consistent with good engineering practice, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, (C) inspect all buildings and equipment at the Facilities Real Property and the real estate subject to Ground Leases including, without limitation, the visual inspection thereof for asbestos-containing construction materials and (D) interview Seller and Partnership employees; except that the rights above granted to Buyer with respect to Ground Leases shall be subject to any required consent of landlord and provided, in each case, such tests, inspections, and interviews shall be conducted only (1) during regular business hours upon reasonable notice to Seller or Partnership (as applicable); and (2) in a manner which will not unduly interfere with the operation of the business of Seller or Partnership (as applicable) and/or the use of, access to or egress from the Facilities Real Property and the properties covered by Ground Leases.

              (ii) If the audits conducted in connection with Section 6.4(b)(i) above detail "recognized environmental conditions" (as such term is commonly used in a Phase I audit) in connection with the Facilities Real Property, Seller shall be responsible for all costs and expenses of cleanup, removal, remedial, corrective or response action necessary to address such recognized environmental condition ("Environmental Remediation"). Seller shall have the right to control such Environmental Remediation.

              (iii) If Seller and Buyer shall disagree as to the required extent of Environmental Remediation, Seller or Partnership shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within twenty (20) business days after Seller's receipt of a Phase I or Phase II audit conducted pursuant to Section 6.4(b)(i) above. Buyer shall provide Seller full access to the audits (and all related records) that are the cause of such disagreement.

              (iv) Buyer and Seller shall use their reasonable efforts for a period of thirty (30) calendar days after Buyer's delivery of the notice referred to in Section 6.4(b)(iii) above (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect to the extent of Environmental Remediation. If, at the end of such period, Buyer and Seller are unable to resolve all such disagreements, Dames & Moore (the "Environmental Auditor") shall determine the extent of Environmental Remediation required. The determination of the Environmental Auditor shall be final, binding and conclusive on the parties. Buyer, Seller and Partnership shall use their reasonable efforts to cause the Environmental Auditor to make its determination within thirty (30) calendar days of receipt of the parties' request for a determination. Within thirty (30) calendar days after the date of determination of the Environmental Auditor, Seller and Partnership shall initiate the Environmental Remediation. The fees and expenses of the Environmental Auditor shall be shared equally between Buyer and Seller.

              (v) In the event Seller reasonably determines that the cost of Environmental Remediation is greater than the fair market value of the parcel of Facilities Real Property being remediated or proposed to be remediated, Seller shall have the option to purchase such Facilities Real Property from Buyer on one year's notice at its fair market value determined by averaging the appraisals of three recognized appraisers, one selected by Buyer, one selected by Seller and one selected by the two appraisers so selected; provided, however, that the fair market value of any such Facilities Real Property calculated pursuant to this Section 6.4(b)(v) shall not take into account any diminution of value of any such Facilities Real Property as a result of any "recognized environmental condition" thereon. If Seller exercises this option, Seller shall have no further obligation to conduct any Environmental Remediation with respect to such Facilities Real Property.

              (vi) In the event that within twelve (12) months of the closing Buyer determines that potential environmental liabilities of Seller at the sites of one or more Ground Leases are material, Buyer shall have the right to reassign the Ground Leases to Seller at Seller's expense and without liability to Buyer, after which Buyer shall have no liabilities or rights under such Ground Leases.

          (c) Legal Description.

          Prior to the Closing, Seller and Partnership shall deliver to Buyer legal descriptions for all Owned Real Property.

          (d) Advertising Contracts and Contact Persons.

          On or before the Closing, Seller and Partnership shall deliver to Buyer a substantially complete and accurate list of Advertising Contracts and shall use its reasonable best efforts to deliver to Buyer the names and addresses of the ten most important contact persons for the sale of advertising in each region.

          (e) On or before the Closing, Seller shall deliver to Buyer Schedule 4.8.

     6.5. Conduct of Business.

          From the date hereof through the Closing, each of Seller and Partnership shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, (i) operate the Business and maintain the Assets in the ordinary course and substantially in accordance with past practice, (ii) use their best efforts to maintain the ordinary and customary relationships of the Business with its suppliers, customers and others having business relationships with it, (iii) use their best efforts to maintain the books and records of the Business in accordance with past practices, (iv) use reasonable efforts to preserve intact the goodwill of the Business, (v) use their best efforts to keep available the services of the officers and employees of the Business as a group, subject to changes in the ordinary course; (vi) use their best efforts to notify Buyer of any emergency or other material change in the normal course of the Business or in the operation of the Assets and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority other than nonmaterial complaints, investigations or hearings arising in the ordinary course of business, and (vii) not take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, Seller and Partnership shall not, except as specifically contemplated by this Agreement or as set forth on Schedule 6.5;

          (a) propose or adopt any amendments to (i) the Articles of Incorporation or Bylaws of Seller or (ii) the Amended and Restated General Partnership Agreement of Partnership, except as otherwise required by law;

          (b) (i) enter into, extend, materially modify, terminate or renew any Contract, Ground Lease or Signage Occupancy Rights, except in the ordinary course of business; (ii) settle or otherwise resolve any financial issue, claim or adjustment under any Contract, Ground Lease or Signage Occupancy Rights, except in the ordinary course of business; or (iii) effect any modification to any Contract, Ground Lease or Signage Occupancy Rights in connection with obtaining any consent or approval necessitated by the transactions contemplated hereby;

          (c) sell, assign, transfer, convey, lease, license, mortgage, pledge or otherwise dispose of or encumber any Assets, or any interests therein, except in the ordinary course of business;

          (d) except as otherwise required by law and only with respect to those employees engaged in the Business, take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller or Partnership in effect on the date hereof that are described on the Disclosure Schedule or as contemplated by Section 6.6(b)) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any material respect the compensation or fringe benefits of any employee or pay any benefit not in the ordinary course of business and consistent with past practice and not required by any existing Employee Plan, agreement or policy; provided, however, in the event the conditions specified in Sections 7.5 and 8.5 have not been met within 35 days from the date hereof, Seller may grant stay-on bonuses, the cost of which will be shared equally among Buyer and Seller, to any employee of the Business in such amounts as Seller shall deem appropriate in its sole discretion, provided however, Buyer's obligations hereunder shall not exceed $1,000,000;

          (e) voluntarily make any change in the key management structure of the Business, including, without limitation, the hiring of additional officers or the termination of existing officers other than in the ordinary course of business;

          (f) except in the ordinary course of business, adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee of the Business;

          (g) other than failures in the ordinary course of business, fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with past practice, inoperable, worn-out, obsolete or destroyed Assets;

          (h) except with respect to endorsement of negotiable instruments executed in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money pertaining to the Business;

          (i) cancel any debt or waive any claim or right pertaining to the Business or Assets except in the ordinary course of business;

          (j) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

          (k) alter the past practices of Seller and Partnership with respect to the collection of receivables or the payment of payables; or

          (l) intentionally do any other act which would cause any representation or warranty of Seller or Partnership in this Agreement to be or become untrue in any material respect.

     6.6. Employee Matters.

          (a) Buyer shall extend offers of employment to all employees of Seller actively employed as of the Closing Date in connection with the Business except John R. Ayers (such employees who accept such offers of employment are hereinafter referred to as the "Transferred Employees"), effective as of the Closing, which offers shall be on terms and conditions which shall be substantially comparable individually and in the aggregate to those currently provided by Seller or Partnership, as the case may be, to such employees and the prior service of the Transferred Employees with Seller or Partnership shall be taken into account by Buyer for all purposes in Employee Benefits Plans maintained by Buyer. Buyer's Benefit Plans shall waive any pre-existing limitations and waiting periods which would otherwise be applicable to the Transferred Employees and shall provide that any expenses incurred by such employees (and their dependents) during the plan year within which the Closing occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket payments under such

Buyer Plans. Seller and Partnership shall cooperate with and use commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller and Partnership to whom Buyer makes offers of employment.

          (b) Buyer shall assume all obligations with respect to Transferred Employees under any collective bargaining agreement under which Seller or the Partnership is obligated, effective as of the Closing. To the extent necessary to avoid the imposition on Seller or the Partnership of withdrawal liability under a Multiemployer Plan, Buyer shall enter into an agreement described in
Section 4204 of ERISA with Seller or the Partnership, as the case may be. Seller and Partnership agree to cooperate with Buyer with respect to any request that any Multiemployer Plan waive the bond, escrow or security requirements of
Section 4204(a)(1)(B) of ERISA so as to eliminate any requirement that Buyer provide such bond, escrow or security. In the event any such variance or exemption is granted, Buyer's obligation to provide the bond, escrow or other security shall be eliminated during the period that such variance or exemption is in effect. Buyer shall assume all obligations to pay to the Transferred Employees all bonuses that any such Transferred Employees will be entitled to receive as of December 31, 1998; provided, however, that appropriate accruals have been made for any such bonuses in the calculation of the Closing Balance Sheet Net Working Capital. Buyer, at its sole cost and expense, shall enter into severance agreements with the terms set forth in Exhibit G.

          (c) Except as provided in (b), above, Seller or Partnership (as applicable) shall be solely responsible for all of the Employee Plans and all obligations and liabilities thereunder. Except as provided in (b), Buyer shall not assume any of the Employee Plans or any obligation or liability thereunder.

          (d) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Transferred Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees except that the severance agreements set forth in Exhibit G shall not be modified without the consent of the affected employee. Buyer shall be solely responsible for all liabilities and obligations relating to such a termination of employment.

          (e) Except as set forth in Exhibit G, no provision of this Agreement shall create any third party beneficiary rights in any beneficiary or dependent of a Transferred Employee, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain.

     6.7. Services.

          At Buyer's request, Seller and Partnership (as applicable) shall, following the Closing, except as set forth in Schedule 6.7 and except for matters covered in the Ancillary Agreements provide Buyer any services currently provided by Seller to the Business for a period not exceeding the term of the Headquarters Sublease Agreement at the same rates as currently charged to the Business, provided, however, Buyer, Seller and/or Partnership (as applicable) shall on the Closing Date enter into the following agreements in the forms attached hereto as Exhibits A, B, C and D respectively:

              (i)   Headquarters Sublease Agreement;

              (ii)  Data Processing Agreement;

              (iii) Monitoring Systems Agreement; and

              (iv)  Telephone Services Agreement.

     6.8. No Business Employee Solicitation.

          (a) For a period commencing on the date hereof and extending five (5) years following the Closing Date, Seller and Partnership will not, and will cause each of its Affiliates, officers, directors, employees, representatives, and agents to not, knowingly solicit the employment of any officer or employee of the Business. The term "solicit the employment (or similar terms) shall not be deemed to include general solicitations of employment through newspaper or other public media or a blind search conducted by an executive search firm, in either case not specifically directed towards employees of the Business and circumstances where (a) Buyer first terminates the employment of such employee or gives its prior written consent to such employment or offer of employment,
(b) such employee contacts Seller regarding employment opportunities, (c) such employee responds to any general solicitation by Seller for employment with Seller or (d) the employment of such employee with Buyer has terminated.

          (b) Following the termination of this Agreement pursuant to Section 11.1, for a period commencing on any such date of termination and extending five (5) years following any such termination date, Buyer will not, and will cause each of its Affiliates, officers, directors, employees, representatives, and agents to not, knowingly solicit the employment of any officer or employee of Seller or Partnership.

     6.9. Third Party Asset Purchase Agreements.

          Seller shall continue to negotiate and use its reasonable efforts to consummate Third Party Asset Purchase Agreements. To compensate and induce Seller with respect to negotiation of Third Party Asset Purchase Agreements, Buyer agrees to pay to Seller (in addition to the payment of the Third Party Asset Purchase Expenditure Amount and irrespective of whether such closing occurs prior to or after the Closing Date) an amount equal to (i) one percent (1%) of the purchase price of any Third Party Asset Purchase Agreements), plus
(ii) ten percent (10%) of the amount by which the purchase price of any Third Party Asset Purchase Agreements is less than 12.7 times the projected 1999 EBITDA estimated by Seller and approved by Buyer for the Assets Purchased under Third Party Asset Purchase Agreements. Payments with respect to Third Party Asset Purchase Agreements closed prior to the Closing Date shall be paid by the Closing Date, and payments on Third Party Asset Purchase Agreements which close after the Closing Date shall be made on the date they close.

    6.10. HSR Act Filing.

          Within three (3) days of the date hereof, each party shall, in cooperation with each other, file any reports or notifications or supplementary information which may be required to be filed by it under the HSR Act with the Federal Trade Commission or the Department of Justice, and shall furnish to each other party hereto all such information in its possession as may be necessary for the completion of the reports and notifications to be filed by such parties. Each party agrees to request early termination and to prosecute such application with diligence and cooperation. The fees for such filings shall be shared equally by the parties. Each party shall keep the other parties apprised of the status of any inquiries made of such party by the Federal Trade Commission or the Department of Justice or any other governmental or regulatory authority with respect to this Agreement or the transactions contemplated herein.

    6.11. Excluded Real Property.

          On the Closing Date, Buyer and Seller shall enter into the Future Use Rights Agreement.

    6.12. Profile Systems.

          Seller hereby grants to Buyer a right of first refusal to purchase Seller's ownership interests in Profile Systems, LLC ("Profile") pursuant to which Seller shall offer to Buyer an opportunity to purchase Seller's ownership interest in Profile at a stated price and upon stated terms for a thirty (30) day period (the "Option Period") before Seller offers the opportunity to purchase all or any portion of Seller's ownership interest in Profile to any third party. If Buyer does not exercise its option to purchase Seller's ownership interest in Profile at such stated price and upon such terms within the Option Period, Seller shall have the right, for a ninety (90) day period thereafter to sell its ownership interests in Profile to another purchaser for a price at least equal to the price and upon the same terms originally offered to Buyer. If Seller does not consummate a sale of its ownership interests in Profile within such ninety (90) day period, Buyer's right of first refusal will arise again. In any case in which any offer of Seller contains an element of consideration other than cash, Buyer shall have the right to substitute cash in an amount equal to Buyer's determination of the fair economic value of the non-cash consideration, and any sale to Buyer for cash shall be based on such determination of fair economic value. If Seller disagrees with such determination by Buyer, Seller shall have the right to submit such dispute to binding arbitration under to Section 11.14, and to the extent the arbitration award determines that Buyer's determination of the fair economic value of such consideration was too low, Buyer shall promptly pay Seller such deficiency with interest at the prime rate charged by Bank of America.

                                  ARTICLE VII.

              CONDITIONS TO SELLER'S AND PARTNERSHIP'S OBLIGATIONS

          The obligations of Seller and Partnership to effect the Closing are subject, in the discretion of Seller and Partnership, to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Seller and Partnership:

     7.1. No Proceedings, Litigation or Laws.

          No Action by any governmental authority of competent jurisdiction shall have been instituted or threatened which would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement and no court order shall have been entered in action or proceeding which enjoins, restrains or prohibits the consummation of the transactions contemplated hereby.

     7.2. Opinion of Counsel.

          Buyer shall have delivered to Seller and Partnership an opinion of Latham & Watkins, counsel to Buyer, dated as of the Closing Date, in substantially the form set forth in Exhibit H-1.

     7.3. Certificates.

          Buyer shall furnish Seller and Partnership with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller or Partnership.

     7.4. Corporate Documents.

          Seller and Partnership shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Buyer's corporate secretary, as applicable.

     7.5. HSR Act.

          All required filings under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the relevant federal authorities under the HSR Act or been terminated, or, in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act without the objection of such federal authorities.

     7.6. Ancillary Agreements.

          Buyer shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

                                 ARTICLE VIII.

                       CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer:

     8.1. No Proceedings or Litigation.

          No Action by any governmental authority of competent jurisdiction shall have been instituted or threatened which would enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement, and no court order shall have been entered in any action or proceeding which enjoins, restrains or prohibits the consummation of the transaction contemplated hereby.

     8.2. Opinion of Counsel.

          Seller and Partnership shall have delivered to Buyer and their lenders an opinion of counsel, dated as of the Closing Date, in substantially the form set forth in Exhibit G-2.

     8.3. Certificates.

          Each of Seller and Partnership shall furnish Buyer with a certificate of a duly authorized officer certifying as to the satisfaction of conditions set forth in this Article VIII.

     8.4. Corporate Documents.

          Buyer shall have received from Seller and Partnership, as applicable, resolutions adopted by the board of directors of Seller and the partners of Partnership approving this Agreement, the Ancillary Agreements and/or the transactions contemplated hereby and thereby (as applicable), certified by Seller's corporate secretary and by any general partner of Partnership (as applicable).

     8.5. HSR Act.

          All required filings under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the relevant federal authorities under the HSR Act or been terminated, or, in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act without the objection of such federal authorities.

     8.6. Ancillary Agreements.

          Seller shall have executed and delivered the Ancillary Agreements.

     8.7. Nonforeign Affidavit.

          Each of Seller and Partnership shall furnish Buyer an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     8.8. Conduct of Business.

          Since the date of this Agreement, each of Seller and Partnership, except as contemplated by this Agreement or as set forth in the Disclosure Schedule, shall have in all material respects operated the Business and maintained the Assets in the ordinary course and substantially in accordance with past practice, and each of Seller and Partnership shall furnish Buyer with a certificate of a duly authorized officer or representative certifying as to that effect.

                                  ARTICLE IX.

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

     9.1. Damage or Destruction of Assets Prior to Closing.

          If any material portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, Seller and/or Partnership shall give written notice to Buyer as soon as practicable thereafter, but in any event within five (5) calendar days of discovery of such damage or destruction. Seller shall either repair such damages or destruction at its cost and expense or shall reimburse Buyer for the reasonable cost incurred by Buyer to repair such damages or destruction.

     9.2. Elimination of Some Signage Structures from Transfer; Corresponding Reduction of Purchase Price and Other Amendments.

          In the event Buyer and Seller agree to remove one or more Sign Structures from the Assets being sold to Buyer hereunder ("Eliminated Signs") due to damage, destruction, or any other reason, the Agreement shall be amended in the manner set forth in this Section 9.2.

          (a) Purchase Price Adjustment. (i) The portion of the Purchase Price represented by $930,000,000 (nine hundred and thirty million dollars) shall be reduced by an amount equal to fourteen (14) times the "EBITDA attributable to the Eliminated Signs" calculated as provided below. The "EBITDA attributable to Eliminated Signs" shall be calculated in the following manner: (A) each Eliminated Sign shall be identified to the numbered district in Exhibit I in which its gross revenue for the calendar year 1998 was included, (B) the aggregate net revenue of all Signs in the identified district shall be determined for the first six months of 1998 from the books and records of the Seller, (C) the net revenue of all Eliminated Signs in the identified district shall be determined from the books and records of the Seller and aggregated, (D) a calculation shall be made of the percentage which the aggregate amount in (C) above bears to the aggregate amount in (B) above, (E) the percentage derived in
(D) shall be multiplied by the EBITDA of the identified district shown in
Exhibit I, and (F) the result of such multiplication shall be combined with the results of similar multiplications for all districts in which there were Eliminated Signs, and the aggregate amount so obtained shall constitute the "EBITDA attributable to Eliminated Signs";

          (ii) the amount of the Acquired Real Property Payment Amount shall be reduced by the portion thereof attributable to Eliminated Signs;

          (iii) the amount of the Third Party Asset Purchase Expenditure Amount shall be reduced by the portion thereof attributable to the Eliminated Signs; and

          (iv) the Closing Payment and the Closing Date Audit Certificate shall be prepared reflecting the reduction of Purchase Price provided by this Section 9.2(a). Sections 2.5, 2.6, 2.7 and 2.8 shall remain applicable in determining the reduction of Purchase Price attributable to Eliminated Signs.

          (b) Redefinition of the Term "Business" and Other Amendments to the Agreement. While the parties regard it as unlikely that there will be Eliminated Signs, they recognize that if Sign Structures are removed from the assets being sold to Buyer it will be necessary to adjust and/or amend a number of provisions in the Agreement in addition to the adjustment of Purchase Price set forth in this Section 9.2(a) to reflect such reduction in an economically equitable manner. Rather than attempting to parse through each provision of the Agreement, the parties hereby agree to the following governing rules: (i) in the event Sign Structures are removed from the Assets, the term "Business" shall be redefined by adding the following proviso: "provided, however, the Business shall not include any Sign Structures which under Section 9.2 become Eliminated Signs" and
(ii) all other definitions and provisions in the Agreement shall be redefined and amended mutatis mutandis to the extent, if any, required to reflect in an economically equitable manner the elimination of Sign Structures which become Eliminated Signs under this Section 9.2, including by way of illustration but not by way of limitation, the covenant not to compete set forth in Section 10.7, and the right of Seller to use the name Whiteco Outdoor in connection with the Eliminated Signs while they are owned by Seller.

     9.3. Consents to Assignment.

          Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Ground Lease, Personal Property Lease or Signage Occupancy Rights, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller, Partnership and Buyer will cooperate, in all reasonable respects, to obtain such consent as soon as practicable and, until such consent is obtained, to provide to Buyer the benefits under any Contract, Ground Lease, Personal Property Lease or Signage Occupancy Rights to which such consent relates (with Buyer responsible for all the liabilities and obligations thereunder). In particular, in the event that any such consent is not obtained prior to Closing, then Buyer, Seller and/or Partnership shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such consent and assigning such Contract, Ground Lease, Personal Property Lease or Signage Occupancy Rights including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder.

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



                                   ARTICLE X.

           ACTIONS BY BUYER, SELLER AND PARTNERSHIP AFTER THE CLOSING

    10.1. Further Actions.

          On and after the Closing Date, Buyer, Seller and Partnership will take all appropriate actions and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to confirm or effect Buyer's ownership, possession and control (in accordance with this Agreement) of the Assets and assumption of the Assumed Liabilities.

    10.2. Survival of Representations, Etc.

          No claim or cause of action for the Indemnification provided by
Section 10.4 shall be brought by Buyer under Section 10.4(a)(i) more than one year after the Closing Date except for claims under Sections 4.4, the first paragraph of Section 4.5, Section 4.5(a), and Section 4.21. Claims or causes of action by Buyer for Indemnification for matters excluded under the preceding sentence and under Sections 10.4(a)(ii), 10.4(a)(iii), 10.4(a)(iv), 10.4(a)(v), 10.4(a)(vi), and 10.4(a)(vii) shall survive until the expiration of the applicable statute of limitations (with extensions) plus forty-five (45) days with respect to the matters addressed in such Sections. Each covenant and agreement contained herein shall survive the Closing and remain in full force and effect unless otherwise limited by its terms. This termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

    10.3. Books and Records.

          (a) Of Buyer. Buyer agrees that it will cooperate with and make available to Seller and Partnership, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose; it being understood that all Books and Records shall be maintained by Buyer for seven (7) years following the Closing. Except as otherwise required in Section 10.4, Seller and Partnership shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.3 shall be subject to the confidentiality provisions of Section 10.8.

          (b) Of Seller and Partnership. Seller and Partnership agree that they will cooperate with and make available to Buyer, during normal business hours, all books and records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose; it being understood that all books and records shall be maintained by Seller and Partnership for seven (7) years following the Closing. Except as otherwise required in Section 10.4, Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 10.3 shall be subject to the confidentiality provisions of Section 10.8.

    10.4. Indemnification.

          (a) By Seller. Seller shall indemnify, save and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders and employees (the "Buyer Indemnitees ") from and against any and all necessary and required costs, losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein, (collectively, "Damages"), incurred in connection with, arising out of, or resulting from (i) subject to Section 10.4(f)(i) and 10.4(f)(iv), any breach of any representation or warranty made by Seller or Partnership in this Agreement or the failure of any representation or warranty made by Seller or Partnership in this Agreement to be true and correct in all material respects at and as of the Closing Date, except for such changes as are contemplated by this Agreement; (ii) subject to Section 10.4(f)(i), any breach of any covenant or agreement made by Seller or Partnership in this Agreement;
(iii) waiver of any requirements of the Bulk Sales Act, as provided in Section 10.5; (iv) the existence of Environmental Liabilities for Facilities Real Property including, without limitation, liabilities arising from Facilities Real Property repurchased by Seller pursuant to Section 6.4(b)(v); (v) third party claims against Buyer arising out of any violation of any applicable Environmental Law as a result of occupancy of the premises at Ground Leases which Buyer elects to cause Seller to reassume in accordance with Section 6.4(b)(vi); (vi) for a period of twelve (12) months from the Closing Date, third party claims against Buyer arising out of any violations of any applicable Environmental Law as a result of occupancy of the premises at Ground Leases which Buyer does not elect to cause Seller to reassume in accordance with
Section 6.4(b)(vi); and (vii) any third party claim arising out of Excluded Liabilities.

          (b) By Buyer. Buyer shall indemnify, save and hold harmless Seller and Partnership, and their respective directors, officers, shareholders and employees (the "Seller Indemnitees" and together with the Buyer Indemnitees, the "Indemnitees") from and against any and all Damages incurred in connection with, arising out of, or resulting from (i) subject to Section 10.4(f)(ii) and Section 10.4(f)(iv), any breach of any representation or warranty made by Buyer in this Agreement or the failure of any representation or warranty made by Buyer in this Agreement to be true and correct in all material respects at and as of the Closing Date; (ii) subject to Section 10.4(f)(ii), any breach of any covenant or agreement made by Buyer in this Agreement; (iii) any Assumed Liability or any third party claims related to Assumed Liabilities; or (iv) any matters arising out of Buyer's actions with respect to Future Use Rights.

          (c) The term "Damages" as used in this Section 10.4 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee of amounts for which such Indemnitee is indemnified hereunder shall not necessarily be a condition precedent to recovery.

          (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnitee, such Indemnitee shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party shall reject any settlement which provides for a release of the indemnified party, the indemnifying party shall not be liable for any damages in excess of the proposed settlement amount. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

          (e) Brokers and Finders. Pursuant to the provisions of this Section 10.4, each of Buyer, Seller and Partnership shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          (f) Limitations.

              (i) Seller shall be liable to Buyer for all Damages with respect to the matters contained in Section 10.4(a)(i) or Section 10.4(a)(ii) once the Damages therefrom exceed, in the aggregate, $100,000; provided that Seller and Partnership shall not be liable for all such Damages in Sections 10.4(a)(i) and 10.4(a)(ii) in excess of the Purchase Price; and provided further that Damages with respect to the representations and warranties contained in Section 4.21 shall not be subject to the limitations of the immediately preceding clause of this Section 10.4(f)(i).

              (ii) Buyer shall be liable to Seller or Partnership for all Damages with respect to the matters contained in Section 10.4(b)(i) or Section 10.4(b)(ii) once the Damages therefrom exceed, in the aggregate, $100,000, provided that Buyer shall not be liable for such Damages in excess of the Purchase Price.

              (iii) Following the consummation of the Closing, the indemnity provisions in this Agreement are the exclusive remedy for any misrepresentations, breaches of representations, warranties or covenants or any other claims relating in any way to this Agreement or the transactions contemplated hereby, provided, however, that nothing herein shall limit the right of either party to seek specific performance or other injunctive relief with respect to any breach of a covenant. The parties hereto agree that Partnership shall have no liability hereunder and the Buyer agrees that no claim shall be made against Partnership.

              (iv) No claim based on a breach of any representation or warranty or the failure of any representation or warranty to be true and correct in all material respects shall be valid unless first made in writing within the survival period set forth in Section 10.2.

    10.5. Bulk Sales.

          It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, Buyer, Seller and Partnership waive any requirements, to the extent they are entitled to benefits thereunder, for compliance with any or all of such laws.

    10.6. Taxes and Asset Allocation.

          (a) Asset Allocation. Subject to the division of Purchase Price made in Section 2.3, Buyer, Seller and the Partnership agree that the aggregate fair market value of the Assets, the Future Use Rights Agreement and Buyer's right of first refusal to purchase Seller's ownership interest in Profile (the "Aggregate Fair Market Value") will be appraised by the appraisal firm of Buyer's selection. The fees and expenses related to such appraisal shall be paid by Buyer. Buyer shall prepare one or more IRS Form 8594 reflecting the Aggregate Fair Market

Value as found by the appraisal firm of Buyer's selection reasonably acceptable to Seller and such other information as required by the form, and shall forward it within 120 days after Closing to Seller and the Partnership for their approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer, Seller and the Partnership shall each file with their respective federal income Tax Return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Buyer agrees to report the purchase of the Assets, and Seller and Partnership each agree to report the sale of such assets on all federal, state and local Tax Returns in a manner consistent with the information agreed upon by the parties pursuant to this section and contained in its IRS Form 8594. Notwithstanding any other provision of this Agreement, the provisions of this Section 10.6(b) shall survive the Closing without limitation.

    10.7. Covenant Not To Compete.

          For a period of five (5) years following the Closing, Seller, Partnership, Dean White, John Peterman and Dennis Kackos shall not, directly or indirectly (i) engage in, own, operate, be employed by, consult with, assist or advise any business that competes, directly or indirectly, with the Business in any state in the United States in which the Business is currently conducted; provided, however, that the following activities shall not be deemed a violation of this covenant: (a) the permitting and construction of signs so long as such signs are used solely in connection with other activities of Seller or such signs are sold to others, and in either case no advertising is sold directly or indirectly by Seller or an Affiliate or agent of Seller on such signs and (b) the leasing or licensing of real estate to other persons for the purpose of construction of signs, (ii) solicit any customers of the Business; provided, however, that the solicitation of customers of the Business shall not be deemed a violation of this covenant if such solicitation is for the conduct of a sign business outside of the United States or such solicitation is made in connection with activities of Seller which are not restricted under this covenant, or (iii) hire or offer employment to any employee of Seller or Partnership whose employment is continued by Buyer after the Closing Date or any employee of Buyer or any successor or Affiliate of Buyer which is engaged in the Business, unless
(a) Buyer first terminates the employment of such employee or gives its prior written consent to such employment or offer of employment (b) such employee contacts Seller regarding employment opportunities, (c) such employee responds to any general solicitation by Seller for employment with Seller or (d) the employment of such employee by Buyer has terminated. Seller and Partnership acknowledge and agree that the time, scope, geographic area and other provisions of this Covenant Not to Compete have been specifically negotiated by sophisticated parties and that such provisions are reasonable under the circumstances. The parties further agree that if, despite the foregoing acknowledgment, a court or other tribunal of competent jurisdiction holds that any of the restrictions of this Covenant Not to Compete are unenforceable, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court or tribunal, shall be substituted for any such restrictions held unenforceable.

    10.8. Confidentiality.

          Seller and Partnership have obtained confidential information relating to the business, operations and assets of Buyer and its Affiliates and are in possession of confidential information relating to the Business and the Assets (such information, "Buyer Confidential Information"). Buyer has obtained confidential information relating to the business, operations and assets of Seller and Partnership and their Affiliates, including the Business and the Assets (such information, "Seller Confidential Information"). For a period of five (5) years from the date hereof, Seller and Partnership shall treat the Buyer Confidential Information and Buyer shall treat the Seller Confidential Information, as the case may be, as confidential, preserve the confidentiality thereof, not duplicate or use the Buyer Confidential Information or the Seller Confidential Information, as the case may be, and instruct its respective employees who have had access to the Buyer Confidential Information or the Seller Confidential Information, as the case may be, to keep confidential and not to use any Buyer Confidential Information or Seller Confidential Information, as the case may be, unless the Buyer Confidential Information or the Seller Confidential Information, as the case may be, (i) is now or is hereafter disclosed, through no act or omission of Buyer or its Affiliates or Seller or Partnership or their Affiliates, as the case may be, in a manner making it available to the general public or (ii) is required by law to be disclosed; provided, however, if the Closing does not occur, Seller and Partnership shall have no obligation to keep any Buyer Confidential Information that relates to the Business or the Assets confidential, and if the Closing does occur, Buyer shall have no obligation to keep any Seller Confidential Information that relates to the Business or the Assets confidential.

   10.9.  Use of Name.

          (a) Seller and Partnership shall not use the name "Whiteco" or "White" in the United States in any way that is reasonably likely to cause confusion with the use of such names by Buyer in connection with the Business in the United States.

   10.10. Maintenance of Net Worth.

          Following the Closing, Seller shall maintain a net worth (determined in accordance with generally accepted accounting principles) not less than the amounts and for the periods as follows: (a) $150 million from the Closing Date to the first anniversary of the Closing; (b) $100 million from the day after the first anniversary of the Closing to the second anniversary of the Closing; and
(c) $50 million from the day after the second anniversary of the closing to (x) the earlier of (i) the eighth anniversary of the Closing or (ii) the expiration of all applicable statutes of limitation or (y) if later, the satisfaction, dismissal or termination of any claims for indemnification outstanding on the date determined under clause (x).

                                  ARTICLE XI.

                                 MISCELLANEOUS

   11.1.  Termination.

          (a) Termination. This Agreement may be terminated at any time prior to

Closing:

              (i) By mutual written consent of Buyer, Seller and Partnership;

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



              (ii) By Buyer or Seller if the applicable waiting period under the HSR Act shall not have expired without adverse action by the Federal Trade Commission or the Department of Justice on or before February 28, 1999; or

             (iii) By Buyer or Seller if the Closing has not occurred within
         (30) days after the applicable waiting period under the HSR Act has expired or been terminated.

         (b) In the Event of Termination. In the event of termination of this
Agreement:

              (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

              (ii) The provisions of the Confidentiality Agreement and Section
          10.8 shall continue in full force and effect; and

              (iii) No party hereto shall have any liability or further obligation to any other party to this Agreement, except (A) as provided in Section 11.2, (B) as stated in subsections (i), (ii) and
          (iii) of this Section 11.1(b) and (C) except for any willful breach of
          Section 6.10 occurring prior to the proper termination of this Agreement.

     11.2. Liquidated Damages.

           If (a) the transactions contemplated by this agreement are not consummated due to Buyer's default and on the date which is ten (10) business days after the date the condition set forth in Section 8.5 has been satisfied (or such later date as Buyer and Seller shall mutually agree upon as the Closing
Date); (b) neither Seller nor Partnership is in material breach of Section 6.5;
(c) the conditions set forth in Sections 8.1, and 8.5 have been satisfied; and
(d) Seller and Partnership have made a tender of the documents specified in Sections 8.2, 8.3, 8.4, 8.6, 8.7, 8.8 and 2.1, then and in that event, Buyer shall be obligated to pay to Seller and Partnership, collectively, Ninety-Five Million Dollars ($95,000,000) (the "Liquidated Damages Payment"). The parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Seller and Partnership if the transactions contemplated by this Agreement were not consummated as a result of a material breach by Buyer. It is understood that the Liquidated Damages Payment shall be the sole and exclusive measure of damages with respect to any such occurrence. Once the Liquidated Damages Payment has been made in accordance with the provisions of this Section 11.2, Buyer shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to the Liquidated Damages Payment.

     11.3. Specific Performance.

           The parties recognize that if, prior to Closing, Seller or Partnership breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available (including but not limited to the provisions of Section 10.4 (relating to indemnification)), to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement prior to Closing, Seller and Partnership shall waive the defense that there is an adequate remedy at law. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement if such remedy is available at equity. In the event Buyer elects to terminate this Agreement as a result of Seller's or Partnership's default instead of seeking specific performance, Buyer shall be entitled to recover Buyer's damages.

     11.4. Representations and Warranties Relating to the Signage Properties and Disclosures Thereof.

           Buyer agrees that it is accepting the Signage Properties "as is, where is, with all faults" and that such transfer is being made without any representation or warranty of any kind express or implied including any warranty of future income potential, or future operation expense, use, merchantability or fitness for a particular purpose, or quality with respect to any of the Signage Properties being so transferred, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent or whether properly permitted or licensed (collectively, the "Sign Property Conditions") all of which representations and warranties are hereby renounced by Seller and Partnership. However, Seller and Partnership do represent and warrant that the Sign Property Conditions are not materially different from the Sign Property Conditions as they have existed during the preceding four year period.

     11.5. Assignment.

           Neither this Agreement, the Ancillary Agreements nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) of Buyer.

     11.6. Notices.

           All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

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



If to Seller, addressed to:

         Whiteco Industries, Inc.
         1000 E. 80th Place
         Suite 700 North
         Merrillville, Indiana 46410
         Attention: Ann Bowman

With a copy to:

         Chadbourne & Parke LLP
         30 Rockefeller Plaza
         New York, New York 10112
         Attention: Donald Schapiro

If to Partnership, addressed to:

         Metro Management Associates
         c/o Whiteco Industries, Inc.
         1000 E. 80th Place
         Suite 700 North
         Merrillville, Indiana 46410
         Attention: Dennis Kackos

With a copy to:

         Chadbourne & Parke LLP
         30 Rockefeller Plaza
         New York, New York 10112
         Attention: Donald Schapiro

If to Buyer, addressed to:

         300 Crescent Court
         Suite 600
         Dallas, Texas 75201
         Attention: Eric Neuman

With a copy to:

         Latham & Watkins
         1001 Pennsylvania Avenue, N.W., Suite 1300
         Washington, D.C. 20004
         Attention: Eric L. Bernthal

If to Dean White, John Peterman or Dennis Kackos, addressed to:

         c/o Whiteco Industries, Inc.
         1000 E. 80th Place
         Suite 700 North
         Merrillville, Indiana 46410

With a copy to:

         Chadbourne & Parke LLP
         30 Rockefeller Plaza
         New York, New York 10112
         Attention: Donald Schapiro

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

    11.7.  Choice of Law.

           This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of New York.

    11.8.  Amendments and Waivers.

           This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), and the Confidentiality Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. No modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    11.9.  Multiple Counterparts.

           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.10. Expenses.

           Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

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



   11.11.  Invalidity.

           In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

   11.12.  Titles.

           The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   11.13.  Publicity.

           Except as otherwise required by applicable law, neither Buyer, Seller or Partnership shall issue any press release or make any public or private statement or disclosure regarding the existence, nature, terms or conditions of the transactions contemplated hereby (other than such disclosure to Seller's and Partnership's key employees as Seller or Partnership deem appropriate) prior to the Closing Date, without prior approval of the other parties.

   11.14.  Arbitration.

           Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article X, the parties agree that such dispute shall be submitted to binding arbitration in New York, New York, before a before a panel of three arbitrators, one selected by the Buyer, one selected by the Seller and one selected by the two arbitrators so selected and otherwise in accordance with the rules of commercial arbitration of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

   11.15.  Knowledge.

           Whenever this Agreement refers to the "knowledge of Seller," "knowledge of Partnership" or a similar phrase, it refers to the collective actual knowledge of Dean V. White, John M. Peterman, John R. Ayers, Dennis Kackos, Mark Harris, Gina Crist, Ann Bowman, John Savey and Richard Mostak. Whenever this Agreement refers to "knowledge of Buyer" or a similar phrase, it refers to the collective actual knowledge of directors and key management employees of Buyer.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first, above written

                                         WHITECO INDUSTRIES, INC.

                                         By: /s/ DEAN V. WHITE
                                            ------------------------------------
                                             Name:  Dean V. White
                                             Title: Chairman of the Board

                                         METRO MANAGEMENT ASSOCIATES

                                         By: /s/ DENNIS KACKOS
                                            ------------------------------------
                                             Name:  Dennis Kackos
                                             Title: General Partner

                                         CHANCELLOR MEDIA CORPORATION OF LOS
                                         ANGELES


                                         By: /s/ JEFFREY MARCUS
                                            ------------------------------------
                                             Name: Jeffrey Marcus
                                             Title: Chief Executive Officer


                                         FOR PURPOSES OF SECT10N 10.7 ONLY:

                                         DEAN WHITE

                                         /s/ DEAN WHITE
                                         ---------------------------------------

                                         JOHN PETERMAN

                                         /s/ JOHN PETERMAN
                                         ---------------------------------------

                                         DENNIS KACKOS

                                         /s/ DENNIS KACKOS
                                         ---------------------------------------

                                         FOR PURPOSES OF SECTION 10.10 AS WELL:

                                         DEAN WHITE

                                         /s/ DEAN WHITE
                                         ---------------------------------------